______________________________________________________________________________





                          CONTRIBUTION AGREEMENT


                               BY AND AMONG


                           TCI NETWORK SERVICES

                        COMCAST TELEPHONY SERVICES

                         COX TELEPHONY PARTNERSHIP

                               MAJORCO, L.P.

                                    AND

                              NEWTELCO, L.P.


                              March 28, 1995



______________________________________________________________________________
                             TABLE OF CONTENTS

                                                                          Page
                                                                          ----
ARTICLE I

DEFINITIONS................................................................  1
      Section 1.1.Certain Definitions......................................  1
      Section 1.2.Terms Generally.......................................... 11

ARTICLE II

CONTRIBUTION OF ASSETS..................................................... 11
      Section 2.1.Assets To Be Transferred by TCI.......................... 11
      Section 2.2.Assets To Be Transferred by Comcast...................... 12
      Section 2.3.Assets To Be Transferred by Cox.......................... 12
      Section 2.4.Capital Contributions to MajorCo......................... 12
      Section 2.5.Valuation of Contributed Assets.......................... 12
      Section 2.6.Procedures for Determination of Agreed Value............. 15
      Section 2.7.Requisite Documentation.................................. 16
      Section 2.8.Boston Reimbursing Capital Contribution.................. 16

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTIES.............................. 17
      Section 3.1.Mutual Representations................................... 17
      Section 3.2.Certain MajorCo and NewTelco Representations............. 18
      Section 3.3.Certain Cable Partner Representations.................... 18

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
REGARDING THE TELEPORT ENTITIES............................................ 19
      Section 4.1.Due Incorporation or Formation........................... 19
      Section 4.2.Equity of TCG Inc. and TCG Partners...................... 20
      Section 4.3.Teleport Entities........................................ 20
      Section 4.4.No Conflict.............................................. 21
      Section 4.5.Consents, Approvals and Notifications.................... 21
      Section 4.6.Financial Statements..................................... 21
      Section 4.7.Litigation............................................... 23
      Section 4.8.Licenses and Permits..................................... 23
      Section 4.9.Title to Assets.......................................... 23
      Section 4.10.Environmental Matters................................... 24
      Section 4.11.Contracts............................................... 24
      Section 4.12.Taxes................................................... 26
      Section 4.13.Employee Benefit Matters................................ 27
      Section 4.14.Absence of Changes...................................... 28
      Section 4.15.Undisclosed Liabilities................................. 29
      Section 4.16.Compliance with Laws.................................... 30
      Section 4.17.Employees............................................... 30
      Section 4.18.Insurance; Bonds........................................ 30

ARTICLE V

COVENANTS OF THE PARTIES................................................... 31
      Section 5.1.Cooperation.............................................. 31
      Section 5.2.Access to Properties, etc.; Periodic Reports............. 31
      Section 5.3.Acquisition of Unaffiliated Interests.................... 32
      Section 5.4.Use of Capital to Acquire Third Party Interests.......... 32
      Section 5.5.Conduct of Business Prior to the First Closing Date...... 33
      Section 5.6.Supplemental Disclosure.................................. 35
      Section 5.7.Avoidance of Certain Adverse Effects..................... 36
      Section 5.8.Budget Review............................................ 36

ARTICLE VI

TAX MATTERS................................................................ 37
      Section 6.1.Tax Treatment of Payments................................ 37
      Section 6.2.Closing Date Allocation.................................. 37
      Section 6.3.Agreements with Merrill Lynch............................ 38
      Section 6.4.Conveyance Taxes......................................... 38

ARTICLE VII

CONDITIONS TO CLOSING...................................................... 38
      Section 7.1.MajorCo's and NewTelco's Conditions Precedent to Closing. 38
      Section 7.2.Cable Partners' Conditions Precedent to Closing.......... 41

ARTICLE VIII

CLOSING.................................................................... 42
      Section 8.1.First Closing............................................ 42
      Section 8.2.Additional Closings...................................... 42
      Section 8.3.Limited Postponement of Closing.......................... 43

ARTICLE IX

RELATIONSHIP OF PARTIES AND DISCLAIMER OF APPARENT AUTHORITY............... 43

ARTICLE X

PROVISIONS WITH RESPECT TO TERMINATION..................................... 44

ARTICLE XI

EXTENT AND SURVIVAL OF REPRESENTATIONS,
WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION...................... 46
      Section 11.1.Scope of Representations of the Parties................. 46
      Section 11.2.Indemnification of Parties.............................. 47
      Section 11.3.Survival................................................ 49
      Section 11.4.Indemnification Procedures.............................. 50
      Section 11.5.Acknowledgment of the Parties........................... 53
      Section 11.6.Limitation on Obligation to Indemnify................... 53
      Section 11.7.Allocation of Benefits of Basket........................ 53

ARTICLE XII

MISCELLANEOUS.............................................................. 54
      Section 12.1.Notices................................................. 54
      Section 12.2.Binding Effect.......................................... 56
      Section 12.3.Construction............................................ 56
      Section 12.4.Expenses................................................ 56
      Section 12.5.Table of Contents; Headings............................. 56
      Section 12.6.Governing Law........................................... 56
      Section 12.7.Severability............................................ 57
      Section 12.8.Amendments.............................................. 57
      Section 12.9.Entire Agreement........................................ 57
      Section 12.10.  Confidentiality...................................... 57
      Section 12.11.  Assignment........................................... 57
      Section 12.12.  Waivers; Remedies.................................... 57
      Section 12.13.  Consent to Jurisdiction; Specific Performance........ 58
      Section 12.14.  Waiver of Jury Trial................................. 58
      Section 12.15.  Further Assurances................................... 58
      Section 12.16.  Counterparts......................................... 58
      Section 12.17.  Limited Covenant of Cable Partners' Parents.......... 59
      Section 12.18.  Limitation on Rights of Others....................... 59


SCHEDULES


Schedule                                                              Number
- --------                                                              ------

Agreed Value............................................................2.6
Conflicts; Defaults.....................................................3.1
TCG Shares..............................................................3.3(a)
TCG Partnership Interests...............................................3.3(b)
Non-TCG Venture Interests...............................................3.3(c)
Qualifications..........................................................4.1
Equity of TCG Inc.......................................................4.2(a)
Equity of TCG Partners..................................................4.2(b)
Teleport Entities.......................................................4.3(a)
Title; Restrictions on Transfers........................................4.3(b)
Consents, Approvals and Notifications...................................4.5
Financial Statements....................................................4.6
Litigation..............................................................4.7
Licenses and Permits....................................................4.8
Defaults Under Agreements...............................................4.9
Contracts...............................................................4.11
Taxes...................................................................4.12
Employee Benefit Matters................................................4.13
Absence of Changes......................................................4.14
Undisclosed Liabilities.................................................4.15
Compliance With Laws....................................................4.16
Insurance; Bonds........................................................4.18
Conduct of Business Prior to the First Closing Date.....................5.5(b)
Statements Applicable to Indemnification Provisions....................11.2


            THIS CONTRIBUTION AGREEMENT is made as of this 28th day of March, 1995 by and among TCI Network Services, a Delaware general partnership ("TCI"), Comcast Telephony Services, a Delaware general partnership ("Comcast"), Cox Telephony Partnership, a Delaware general partnership ("Cox"), MajorCo, L.P., a Delaware limited partnership ("MajorCo"), and NewTelco, L.P., a Delaware limited partnership ("NewTelco").

            WHEREAS, each of TCI, Comcast, Cox, and Sprint Spectrum, L.P. ("Sprint Partner Sub"), a Delaware limited partnership and a Controlled Affiliate of Sprint Corporation, a Kansas corporation, is a general partner and limited partner of MajorCo, and NewTelco is a subsidiary of MajorCo; and

            WHEREAS, subject to the terms and conditions of this Agreement, the parties desire that TCI, Comcast and Cox make the conveyances to NewTelco contemplated by this Agreement in satisfaction of their respective obligations to make certain capital contributions to MajorCo pursuant to Section 2.3(a)(ii) of the MajorCo Partnership Agreement;

            NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

            Section 1.1. Certain Definitions. As used in this Agreement, the following terms shall have the meanings specified below:

            "Additional Capital Contributions" means the aggregate amount of capital contributed to the Teleport Entities after August 31, 1994 and on or prior to the First Closing Date by any Person (other than a Teleport Entity) owning an equity interest therein, excluding (i) any Reimbursing Capital Contributions, (ii) any contributions to a Teleport Entity of Initial Indebtedness (and accrued and unpaid interest thereon) and (iii) any contributions to a Teleport Entity of Subsequent Indebtedness (and accrued and unpaid interest thereon) (but including any contributions of cash made in repayment of any portion of any interest payment (or Agreed Interest thereon) on the Initial Indebtedness, the Subsequent Indebtedness or any loan referred to in the definition of "Reimbursing Capital Contribution"), with all property that is contributed being valued at the cost of such property to the Person making such contribution; provided that, for the purposes of this definition, the definition of Aggregate Base Value and Section 2.5(a)(ii), the contribution by a Controlled Affiliate of TCI of the property contemplated by the Partnership Agreement, dated as of March 1, 1994, as amended, of TCG Pittsburgh, a New York general partnership ("TCG Pittsburgh"), to be contributed to TCG Pittsburgh shall be deemed to have been made as of January 1, 1995.

            "Additional Closing" means any Closing under this Agreement subsequent to the First Closing.

            "Additional Closing Date" means the date of any Additional Closing.

            "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term "controls" (including its correlative meanings "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, (i) neither MajorCo nor MinorCo, L.P., a Delaware limited partnership formed by TCI, Cox, Comcast and Sprint Partner Sub ("MinorCo"), nor any Person controlled by MajorCo or MinorCo (including NewTelco) shall be deemed to be an Affiliate of any Cable Partner or of any Affiliate of any Cable Partner, (ii) no Cable Partner or any Affiliate thereof shall be deemed to be an Affiliate of any other Cable Partner or any Affiliate thereof solely by virtue of the ownership by such Cable Partner or any of its Affiliates of any equity interest in MajorCo, MinorCo, PhillieCo (as defined in the MajorCo Partnership Agreement) or OverlapCo (as defined in the MajorCo Partnership Agreement), and
(iii) no Cable Partner nor any of its Affiliates shall be deemed to be an Affiliate of any other Cable Partner or Continental or any of their respective Affiliates solely by virtue of its ownership of any equity interest in any Teleport Entity.

            "Aggregate Base Value" means the amount determined as of the First Closing Date by subtracting (i) the sum of (W) the amount of each interest payment made on the Initial Indebtedness or that portion of the Subsequent Indebtedness that is contributed to a Teleport Entity pursuant to the last sentence of each of Sections 2.1, 2.2 and 2.3, in any case during the period from August 31, 1994 through the First Closing Date, plus Agreed Interest on each such amount from the applicable date of such interest payment to the First Closing Date, (X) the Contributed Initial Indebtedness Amount, (Y) the Uncontributed Initial Indebtedness Amount and (Z) the Differential Amount, from (ii) the sum of (A) $850,000,000, plus the Agreed Interest on such amount for the period from August 31, 1994 through the First Closing Date, (B) $6,000,000, (C) the aggregate amount of all Additional Capital Contributions made to the Teleport Entities on or prior to the First Closing Date, plus the Agreed Interest on the amount of each such Additional Capital Contribution for the period from the date of the applicable contribution or deemed contribution through the First Closing Date, and (D) the aggregate principal amount of all Subsequent Indebtedness that is contributed to the Teleport Entities on or prior to the First Closing Date, plus the Agreed Interest on such principal amount from the applicable dates on which such indebtedness was incurred through the First Closing Date.

            "Agreed Interest" with respect to any specified amount for any period means the amount of interest that would accrue, without compounding, on such specified amount during such period if such specified amount bore interest (x) at the rate of 10% per annum (calculated, for actual days elapsed, on the basis of a 365- or 366-day year, as the case may be) from the commencement of such period through and including the first anniversary of the date of this Agreement (or, if earlier, the end of such period) and (y) at a rate per annum (which shall change as and when Sprint's Cost of Funds Rate changes) equal to Sprint's Cost of Funds Rate (calculated, for actual days elapsed, on the basis of a 360-day year) after the first anniversary of the date of this Agreement (if applicable), until the end of such period.

            "Agreed Value" has the meaning assigned to such term in Section 2.5(b).

            "Agreement" means this Contribution Agreement, including the Schedules and Exhibits attached hereto.

            "Business Day" means a day of the year on which banks are not required or authorized to be closed in the State of New York.

            "Cable Partners" means TCI, Cox and Comcast, and "Cable Partner" means TCI, Cox or Comcast, as the context may require.

            "Closing" means a meeting at which, in whole or in part, the transactions contemplated by this Agreement are concluded, held on the date and at the place fixed in accordance with Article VIII.

            "Closing Date" means the date of any Closing.

            "Code" means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder.

            "Comcast Parent" means Comcast Corporation, a Pennsylvania corporation, and any successor (by merger, consolidation, Transfer or otherwise) to all or substantially all of its business or assets.

            "Comcast Teleport Assets" means (a) all of the shares of capital stock of TCG Inc. owned by Comcast and its Controlled Affiliates; (b) the entire partnership interest in TCG Partners owned by Comcast and its Controlled Affiliates; (c) all Non-TCG Venture Interests owned by Comcast and its Controlled Affiliates in the Local Joint Ventures; and (d) that portion of the Initial Indebtedness, including all accrued and unpaid interest thereon as of the applicable date of determination, and any Subsequent Indebtedness, including all accrued and unpaid interest thereon as of the applicable date of determination, that is owed to Comcast and its Controlled Affiliates, in each case with such additions, deletions and other modifications permitted or otherwise contemplated by this Agreement.

            "Continental" means Continental Cablevision, Inc., a Delaware corporation.

            "Continental Redemption Transaction" means the redemption or repurchase by each of the applicable Teleport Entities (or the purchase by one or more Controlled Affiliates of the Cable Partners) of the respective equity interests owned by Continental and its Controlled Affiliates in each such Teleport Entity and the repayment or purchase of that portion of the Initial Indebtedness and Subsequent Indebtedness owed to Continental and its Controlled Affiliates; provided, that any consideration payable by a Teleport Entity in connection with such transaction shall be limited to cash or such other consideration as shall be reasonably acceptable to the parties to this Agreement.

            "Contract" has the meaning assigned to such term in Section 4.11.

            "Contributed Assets" means the Comcast Teleport Assets, the Cox Teleport Assets and/or the TCI Teleport Assets, as the context requires.

            "Contributed Initial Indebtedness Amount" means the aggregate unpaid principal amount as of the First Closing Date, plus all interest that has accrued but remains unpaid as of the First Closing Date on such unpaid principal amount, of all of the Initial Indebtedness that is being Transferred to NewTelco as of the First Closing Date.

            "Contribution Percentage" of a Cable Partner and its Controlled Affiliates with respect to a Teleport Entity means the percentage corresponding to the following fraction:

            (a) in the case of TCG Inc. or TCG Partners, (i) the numerator of which is the percentage applicable to such Cable Partner pursuant to clause
(i) or (ii) of Section 2.5(b), as the case may be, and (ii) the denominator of which is the sum of the percentages applicable to each of TCI, Cox and Comcast pursuant to clause (a)(i) of this definition with respect to TCG Inc. or TCG Partners, as the case may be; or

            (b) in the case of a Local Joint Venture, (i) the numerator of which is the sum of (A) the percentage equity interest in such Local Joint Venture held by such Cable Partner and its Controlled Affiliates and transferred to NewTelco pursuant to this Agreement and (B) the percentage applicable to such Cable Partner pursuant to clause (i) and/or (ii) of Section 2.5(b), as the case may be (determined on the basis of whether TCG Inc. and/or TCG Partners is a partner of such Local Joint Venture), multiplied by the percentage equity interest of TCG Inc. and/or TCG Partners, as the case may be, in such Local Joint Venture (representing such Cable Partner's indirect interest in such Local Joint Venture), and (ii) the denominator of which is the sum of the percentages applicable to each of TCI, Cox and Comcast with respect to such Local Joint Venture pursuant to clause (b)(i) of this definition.

            "Controlled Affiliate" of any Person means the Parent of such Person and each Subsidiary of such Parent; provided, that none of the Teleport Entities shall be deemed a Controlled Affiliate of any Cable Partner.

            "Cox Teleport" means Cox Teleport, Inc., a Delaware corporation.

            "Cox Teleport Assets" means (a) all of the shares of capital stock of TCG Inc. owned by Cox and its Controlled Affiliates; (b) the entire partnership interest in TCG Partners owned by Cox and its Controlled Affiliates; (c) all Non-TCG Venture Interests owned by Cox and its Controlled Affiliates in the Local Joint Ventures; and (d) that portion of the Initial Indebtedness, including all accrued and unpaid interest thereon as of the applicable date of determination, and any Subsequent Indebtedness, including all accrued and unpaid interest thereon as of the applicable date of determination, that is owed to Cox and its Controlled Affiliates, in each case with such additions, deletions and other modifications permitted or otherwise contemplated by this Agreement.

            "Cox Parent" means Cox Communications, Inc., a Delaware corporation, and any successor (by merger, consolidation, Transfer or otherwise) to all or substantially all of its business or assets.

            "Differential Amount" means the positive amount, if any, determined by subtracting (i) the sum of (x) the aggregate amount of capital contributed to the Teleport Entities prior to and including August 31, 1994 by Persons (excluding other Teleport Entities) owning equity interests therein,
(y) the aggregate unpaid principal amount as of August 31, 1994 of the Initial Indebtedness and (z) $8,053,525 from (ii) the sum of (x) $507,621,000 and (y) the Plan Liabilities as of the First Closing Date.

            "ERISA" means the Employee Retirement Income Security Act of 1974.

            "Final Closing Date" means the date of the last Additional Closing or, should there be only one Closing, the First Closing Date.

            "First Closing" has the meaning assigned to such term in Section
8.1.

            "First Closing Date" means the date of the First Closing.

            "First Contribution Assets" means, all of the Comcast Teleport Assets, Cox Teleport Assets and TCI Teleport Assets, as they exist as of the First Closing Date, other than the respective Non-TCG Venture Interests owned by the Cable Partners and their respective Controlled Affiliates.

            "GAAP" means generally accepted accounting principles in effect from time to time in the United States of America.

            "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any arbitrator.

            "Incentive Plans" means the Teleport Communications Group 1992 Unit Appreciation Plan, the Teleport Communications Group 1993 Unit Appreciation Plan and the Teleport Communications Group Stock Option Plan, and shall include the rights of Robert Annunziata to receive options or units pursuant to his employment agreement with TCG Inc. originally dated as of December 18, 1992.

            "Initial Indebtedness" means all indebtedness for borrowed money owed by the Teleport Entities to the Cable Partners, Continental and the respective Controlled Affiliates of the Cable Partners and Continental as of August 31, 1994.

            "IRS" means the Internal Revenue Service or any successor agency or entity performing substantially the same functions.

            "IXC" means an interexchange telecommunications carrier, including AT&T Corp., MCI Communications Corporation and Sprint Corporation and their respective Controlled Affiliates.

            "LEC" means any local exchange telecommunications carrier and its Controlled Affiliates.

            "Lien" means any lien, pledge, claim, encumbrance, mortgage or security interest in real or personal property.

            "Loan Agreement" means the Loan Agreement, originally dated as of May 5, 1993, by and among TCG Inc., Cox Teleport, TCI Teleport, Comcast Teleport, Inc., a Delaware corporation, and Continental Teleport, Inc., a Massachusetts corporation.

            "Local Joint Ventures" means those partnerships in which TCG Inc. or TCG Partners, directly or through a Subsidiary, owns an equity interest, other than Silverstein Teleport Co. and Murray Teleport Associates, L.P.

            "MajorCo Partnership Agreement" means the Agreement of Limited Partnership of MajorCo, dated as of the date hereof, among Sprint Partner Sub, TCI, Cox and Comcast, as the same may be amended from time to time.

            "Material Adverse Effect" means (i) when used with respect to a Teleport Entity individually, or the Teleport Entities as a whole, a material adverse change in, or material adverse effect on, the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of all of the Teleport Entities on a combined basis, other than any changes in, or effects on, any of the foregoing arising primarily out of or resulting primarily from (A) general economic or industry conditions, (B) actions by any IXC or LEC (unless and then only to the extent that MajorCo can prove that any such actions resulted primarily from causes other than the announcement or proposed consummation of the transactions contemplated by this Agreement or the MajorCo Partnership Agreement), (C) the announcement or proposed consummation of the transactions contemplated by this Agreement or the MajorCo Partnership Agreement (including any change in the Teleport Entities' relationships with local cable operators resulting therefrom), (D) any action the Teleport Entities take or omit to take with the consent of MajorCo or (E) any actions taken which materially conform to (I) a proposed Quarterly Budget (other than any provisions thereof which are the subject of an Objection Notice pursuant to Section 5.8(b)), (II) the resolution pursuant to Section 5.8(c) of any issues arising out of the provisions of a proposed Quarterly Budget which are the subject of an Objection Notice or (III) any Proposed Actions pursuant to Section 5.8(d) or (ii) when used with respect to a party to this Agreement, a material adverse change in, or material adverse effect on, the ability of such party to perform its obligations in any material respect under this Agreement.

            "Non-TCG Venture Interests" has the meaning assigned to such term in Section 2.5(a)(ii).

            "Parent" means (i) with respect to Cox (and its Controlled Affiliates), Cox Parent, (ii) with respect to Comcast (and its Controlled Affiliates), Comcast Parent, (iii) with respect to TCI (and its Controlled Affiliates), TCI Parent and (iv) with respect to any other Person, the ultimate parent entity (as determined in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act")) of such Person (or such Person if it is its own ultimate parent entity).

            "Permitted Liens" means (i) Liens for Taxes not yet due and payable, (ii) Liens for Taxes, the validity of which is being contested in good faith in appropriate proceedings and with respect to which appropriate reserves have been set aside on the books of the party against which such Liens have been created, (iii) inchoate mechanic's and materialmen's Liens for construction in progress or which are being contested in good faith in appropriate proceedings, (iv) Liens on property which secure the purchase price of such property, (v) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business and evidencing indebtedness for related services that is not more than sixty (60) days past due or which is being contested in good faith in appropriate proceedings, and
(vi) minor imperfections in title and encumbrances and other minor matters, if any, which singly or in the aggregate are not substantial in amount, do not materially detract from the value of the property subject thereto or interfere with the present use thereof or otherwise impair the operations of a Person.

            "Person" means any individual, corporation, partnership, trust, unincorporated association or other entity.

            "Plan Liabilities" means the aggregate amount of (i) all liabilities of the Teleport Entities under or arising out of the Incentive Plans, and the options, units and other awards made or granted under the Incentive Plans (including the termination, buyout or fulfillment thereof) (collectively, the "Plan Obligations") as of the First Closing Date plus (ii) the amount of any Plan Obligations paid or otherwise satisfied after August 31, 1994 and on or prior to the First Closing Date, it being agreed and understood by each of the parties hereto that the Incentive Plans and any agreements entered into thereunder and awards, units or any options granted thereunder shall be terminated by the Teleport Entities on or prior to the First Closing Date. Without limiting the foregoing, the parties hereto shall mutually agree as to the portion of the amount of the severance payment disclosed in item 17 of Schedule 4.14 that relates to the fulfillment of Plan Obligations. To the extent liabilities under the Incentive Plans are discharged, in whole or in part, by means of new awards or obligations under replacement incentive plans, the parties hereto will use good faith efforts to determine the portion of the value of such awards or obligations properly attributable to the Plan Liabilities.

            "Reimbursing Capital Contribution" means a capital contribution or similar payment or loan to the applicable Teleport Entity on or prior to the First Closing Date in an amount in cash equal to the sum of (i) the amount of cash used by such Teleport Entity pursuant to Section 5.3 to purchase the applicable interest in such Teleport Entity held by a Person other than the Cable Partners and their respective Controlled Affiliates (the "Capital Amount Used") plus (ii) if applicable, Agreed Interest on the Capital Amount Used from the date of such use to the date such required capital contribution or similar payment or loan is made plus (iii) if applicable, an amount equal to the amount of any interest payments made on any such loan referred to above during the period from the date any such loan is made through the First Closing Date (and Agreed Interest on the amount of each such interest payment from the date such interest payment is made to the First Closing Date); provided, that any such loan to the applicable Teleport Entity referred to above (together with all accrued and unpaid interest thereon) is contributed to the applicable Teleport Entity on or prior to the First Closing Date.

            "Rights" has the meaning assigned to such term in Section 3.3(a).

            "Sprint Partner Sub" has the meaning assigned to such term in the preamble to this Agreement.

            "Sprint's Cost of Funds Rate" means the rate, which shall be determined and reset as of each Interest Determination Date (as defined below), equal to (i) if the Commercial Paper Rate (as defined below) is not adjusted for the Money Market Yield (as defined below), the sum of (a) the Money Market Yield of the rate on such Interest Determination Date for commercial paper having a period to maturity of one month as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15
(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System, under the heading "Commercial Paper" (the "Commercial Paper Rate"), plus (b) a number of basis points equal to the Sprint Spread (as defined below) for the full calendar quarter immediately preceding the calendar quarter in which such Interest Determination Date falls or (ii) if the Commercial Paper Rate is adjusted for the Money Market Yield, the sum of (a) the Commercial Paper Rate on the applicable Interest Determination Date plus (b) a number of basis points equal to the Sprint Spread for the full calendar quarter immediately preceding the calendar quarter in which such Interest Determination Date falls. As used herein, the following terms have the following meanings: "Interest Determination Date" means the third Monday of each calendar month (or, if such day is not a Business Day, the next preceding Business Day); "Money Market Yield" means the yield (expressed as a percentage rounded, if necessary, to the nearest one hundred-thousandth of a percentage point) calculated in accordance with the following formula:


            Money Market Yield       =    D x 360
                                          -------     x 100
                                          360-(D x M)

where "D" refers to the applicable Commercial Paper Rate quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated; and "Sprint Spread" means the weighted average basis points (the "Weighted Average Basis Points") by which the interest rate paid by Sprint Capital Corporation and Sprint Corporation (collectively "Sprint Capital") on commercial paper placed by the commercial paper dealer with the greatest average amount of outstanding commercial paper issued by Sprint Capital during the applicable calendar quarter exceeds the Commercial Paper Rate in effect as of each applicable date of issuance during such calendar quarter. The Weighted Average Basis Points shall be determined by reference to the daily weighted average of the interest rates paid by Sprint Capital on outstanding commercial paper placed by such dealer during the applicable calendar quarter.

            "Subsequent Indebtedness" means all indebtedness for borrowed money incurred by the Teleport Entities after August 31, 1994 and owed to the Cable Partners, Continental and the respective Controlled Affiliates of the Cable Partners and Continental (other than any such indebtedness that is contributed to a Teleport Entity as part of a Reimbursing Capital Contribution, as described in the definition thereof).

            "Subsidiary" of any Person as of any relevant date means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or equity securities are, as of such date, owned or controlled, directly or indirectly through one or more Subsidiaries, by such Person, and the shares or securities so owned entitle such Person and/or its Subsidiaries to elect at least a majority of the members of the board of directors or other managing authority of such corporation, company or other entity notwithstanding the vote of the holders of the remaining shares or equity securities so entitled to vote or (ii) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest is, as of such date, owned or controlled, directly or indirectly through one or more Subsidiaries, by such Person, and in which the ownership interest so owned entitles such Person and/or Subsidiaries to make the decisions for such corporation, company or other entity.

            "Tax" or "Taxes" means all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts; provided, however, that "Tax" and "Taxes" shall not include amounts paid to municipalities with respect to operating franchise arrangements.

            "Tax Return" or "Tax Returns" means all returns or reports required to be filed under any statute, rule or regulation relating to Taxes.

            "TCG Common Stock" has the meaning assigned to such term in
Section 4.2(a).

            "TCG Inc." means Teleport Communications Group Inc., a Delaware corporation.

            "TCG Inc. Subsidiaries" means all entities in which TCG Inc. or its Subsidiaries directly own any capital stock, equity, partnership interest, participation or other ownership interest.

            "TCGI Group" means the affiliated group, within the meaning of
Section 1504(a) of the Code, of which TCG Inc. is the common parent.

            "TCG Partners" means TCG Partners, a New York general partnership among TCI, Cox and Comcast, or their respective Controlled Affiliates, and Continental Teleport Partners, Inc., a Massachusetts corporation.

            "TCG Partnership Interests" has the meaning assigned to such term in Section 4.2(b).

            "TCG Shares" has the meaning assigned to such term in Section
4.2(a).

            "TCI Parent" means Tele-Communications, Inc., a Delaware corporation, and any successor (by merger, consolidation, Transfer or otherwise) to all or substantially all of its business or assets.

            "TCI Teleport" means TCI Teleport, Inc., a Colorado corporation.

            "TCI Teleport Assets" means (a) all of the shares of capital stock of TCG Inc. owned by TCI and its Controlled Affiliates; (b) the entire partnership interest in TCG Partners owned by TCI and its Controlled Affiliates; (c) all Non-TCG Venture Interests owned by TCI and its Controlled Affiliates in the Local Joint Ventures; and (d) that portion of the Initial Indebtedness, including all accrued and unpaid interest thereon as of the applicable date of determination, and any Subsequent Indebtedness, including all accrued and unpaid interest thereon as of the applicable date of determination, that is owed to TCI and its Controlled Affiliates, in each case with such additions, deletions and other modifications permitted or otherwise contemplated by this Agreement.

            "Teleport Entity" means each of TCG Inc., TCG Partners, the respective Subsidiaries of TCG Inc. and TCG Partners, and each Local Joint Venture.

            "To the best knowledge of the Cable Partners" or "to the best knowledge of such Cable Partner," or any similar formulation thereof, means to the actual knowledge of any of Robert Annunziata, John A. Scarpati, John W. Thomson, Robert C. Atkinson, Wayne G. Fox, Joel D. Gross, Alf T. Hansen, J. Manning Lee or J. Curt Hockemeier, or their respective successors, after due inquiry in the areas of their responsibility and, in the case of Cox, Comcast or TCI, respectively, the actual knowledge of John Dillon, Lawrence S. Smith or Jerry Gaines, or such person's successor, without inquiry.

            "Transfer" means, as a noun, any sale, exchange, assignment, conveyance or transfer and, as a verb, to sell, exchange, assign, convey or transfer.

            "Uncontributed Initial Indebtedness Amount" means the aggregate unpaid principal amount as of the First Closing Date, plus all interest that has accrued but remains unpaid as of the First Closing Date on such unpaid principal amount, of that portion, if any, of the Initial Indebtedness that is not transferred to NewTelco or contributed to a Teleport Entity, in either case as of the First Closing Date.

            "Unfunded Local Joint Venture Interest" shall mean a Non-TCG Venture Interest with respect to which no material capital contributions have been made to the applicable Teleport Entity on or prior to the applicable Closing Date.

            Section 1.2. Terms Generally. The definitions in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "herein", "hereof", "hereto" and "hereunder" and words of similar import refer to this Agreement (including the Schedules and Exhibits) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument (other than in the Schedules hereto) or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations). Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.


                                  ARTICLE II

                            CONTRIBUTION OF ASSETS

            Section 2.1. Assets To Be Transferred by TCI. Subject to the terms and conditions set forth in this Agreement, TCI shall convey, assign and transfer to NewTelco, and NewTelco shall acquire, accept and receive, (i) on the First Closing Date, all of TCI's right, title and interest in and to the First Contribution Assets and any other of the TCI Teleport Assets (as the same shall exist on the First Closing Date) with respect to which the applicable conditions to Closing set forth in Article VII have been satisfied on or prior to such date and (ii), to the extent that any of the TCI Teleport Assets are not transferred to NewTelco on the First Closing Date, on one or more Additional Closing Dates, all of TCI's right, title and interest in and to such other of the TCI Teleport Assets (as the same shall exist on the applicable Additional Closing Date) as to which on or prior to such Additional Closing Date all applicable conditions to Closing set forth in Article VII have been satisfied. In addition, notwithstanding the foregoing provisions of this Section 2.1 but subject to the other terms and conditions of this Agreement, on or prior to the First Closing Date, TCI shall contribute to each Teleport Entity all Subsequent Indebtedness (together with all accrued and unpaid interest thereon) owed by such Teleport Entity to TCI or its Controlled Affiliates.

            Section 2.2. Assets To Be Transferred by Comcast. Subject to the terms and conditions set forth in this Agreement, Comcast shall convey, assign and transfer to NewTelco, and NewTelco shall acquire, accept and receive, (i) on the First Closing Date, all of Comcast's right, title and interest in and to the First Contribution Assets and any other of the Comcast Teleport Assets (as the same shall exist on the First Closing Date) with respect to which the applicable conditions to Closing set forth in Article VII have been satisfied on or prior to such date and (ii), to the extent that any of the Comcast Teleport Assets are not transferred to NewTelco on the First Closing Date, on one or more Additional Closing Dates, all of Comcast's right, title and interest in and to such other of the Comcast Teleport Assets (as the same shall exist on the applicable Additional Closing Date) as to which on or prior to such Additional Closing Date all applicable conditions to Closing set forth in Article VII have been satisfied. In addition, notwithstanding the foregoing provisions of this Section 2.2 but subject to the other terms and conditions of this Agreement, on or prior to the First Closing Date, Comcast shall contribute to each Teleport Entity all Subsequent Indebtedness (together with all accrued and unpaid interest thereon) owed by such Teleport Entity to Comcast or its Controlled Affiliates.

            Section 2.3. Assets To Be Transferred by Cox. Subject to the terms and conditions set forth in this Agreement, Cox shall convey, assign and transfer to NewTelco, and NewTelco shall acquire, accept and receive, (i) on the First Closing Date, all of Cox's right, title and interest in and to the First Contribution Assets and any other of the Cox Teleport Assets (as the same shall exist on the First Closing Date) with respect to which the applicable conditions to Closing set forth in Article VII have been satisfied on or prior to such date and (ii), to the extent that any of the Cox Teleport Assets are not transferred to NewTelco on the First Closing Date, on one or more Additional Closing Dates, all of Cox's right, title and interest in and to such other of the Cox Teleport Assets (as the same shall exist on the applicable Additional Closing Date) as to which on or prior to such Additional Closing Date all applicable conditions to Closing set forth in Article VII have been satisfied. In addition, notwithstanding the foregoing provisions of this Section 2.3 but subject to the other terms and conditions of this Agreement, on or prior to the First Closing Date, Cox shall contribute to each Teleport Entity all Subsequent Indebtedness (together with all accrued and unpaid interest thereon) owed by such Teleport Entity to Cox or its Controlled Affiliates.

            Section 2.4. Capital Contributions to MajorCo. The transfers of the TCI Teleport Assets, Comcast Teleport Assets and Cox Teleport Assets to NewTelco at any Closing as contemplated by this Agreement are being made at the direction, and for the benefit, of MajorCo, and shall constitute the contributions to the capital of MajorCo by TCI, Comcast and Cox, respectively, contemplated by Section 2.3(a)(ii) of the MajorCo Partnership Agreement.

            Section 2.5. Valuation of Contributed Assets.

            (a) For purposes of determining the Agreed Value of the Comcast Teleport Assets, the Cox Teleport Assets and the TCI Teleport Assets as of the Closing Date(s) the same are transferred to NewTelco, the following shall apply:

                  (i) the value of TCG Inc. (the "TCG Inc. Value"), including TCG Inc.'s partnership and other equity interests in the Local Joint Ventures, shall be deemed to be the amount determined as of the First Closing Date by subtracting (x) the sum of the Contributed Initial Indebtedness Amount and the Uncontributed Initial Indebtedness Amount, from (y) the sum of (A) TCG Inc.'s aggregate adjusted basis in its assets for federal income tax purposes (determined as provided in clause (iv) below), plus (B) TCG Inc.'s aggregate net operating losses for regular federal income tax purposes (determined as provided in clause (v) below), plus (C) $100 million;

                  (ii) the value of those partnership or other equity interests in a Local Joint Venture that are not owned by another Teleport Entity (each a "Non-TCG Venture Interest") shall be deemed to be equal to the aggregate amount of capital contributed to the applicable Local Joint Venture in respect of such Non-TCG Venture Interest, plus the Agreed Interest on such amount for the period from the date(s) the applicable contribution(s) was made or deemed made through (x) the First Closing Date, in the case of the valuations to be made as of such date for purposes of clause (iii) of this Section 2.5(a) and clause (iii)(x) of Section 2.5(b), or
            (y) the applicable Additional Closing Date, in the case of the valuation of a Non-TCG Venture Interest being transferred to NewTelco as of such date, provided, that the value for such purposes of any Unfunded Local Joint Venture Interest shall be the value, if any, that the parties hereto agree to attribute to such interest;

                  (iii) the value of TCG Partners (the "TCG Partners Value"), including TCG Partners' partnership and other equity interests in the Local Joint Ventures, shall be deemed to be the amount determined as of the First Closing Date by subtracting from the Aggregate Base Value the sum of (x) the TCG Inc. Value and (y) the sum of the values, determined in accordance with clause (ii) above as of the First Closing Date, of the Non-TCG Venture Interests (whether or not such Non-TCG Venture Interests are being transferred to NewTelco as of such date);

                  (iv) TCG Inc.'s aggregate adjusted basis in its assets for federal income tax purposes shall be determined by adding the following: (i) TCG Inc.'s aggregate adjusted basis for federal income tax purposes in all of its assets (including cash, inventory and depreciable assets) other than its ownership interests in the TCG Inc. Subsidiaries, plus (ii) with respect to those TCG Inc. Subsidiaries one hundred percent (100%) of the ownership interests of which are owned directly or indirectly by TCG Inc., the aggregate adjusted basis for federal income tax purposes in all of the assets of each such TCG Inc. Subsidiary (including cash, inventory and depreciable assets) other than any assets consisting of ownership interests in any other TCG Inc. Subsidiary, plus (iii) with respect to those TCG Inc. Subsidiaries less than one hundred percent (100%) of the ownership interests of which are owned directly or indirectly by TCG Inc., that percentage of each such TCG Inc. Subsidiary's aggregate adjusted basis for federal income tax purposes in all of its assets (including cash, inventory and depreciable assets), other than any assets consisting of ownership interests in any other TCG Inc. Subsidiary, that is equal to the percentage of the aggregate outstanding ownership interests in such TCG Inc. Subsidiary that is owned directly or indirectly by TCG Inc. The foregoing calculation shall be made as of the First Closing Date (assuming for such purposes that TCG Inc. and each of the TCG Inc. Subsidiaries had a short taxable year ending as of the end of the day of the First Closing Date for regular federal income tax purposes).

                  (v) TCG Inc.'s aggregate net operating losses for regular federal income tax purposes shall be determined by (i) calculating the taxable income or loss for regular federal income tax purposes for the TCGI Group for the partial year beginning on January 1 of the fiscal year during which the First Closing occurs and ending on the First Closing Date (as if TCG Inc. and the members of its consolidated group had a short taxable year ending as of the end of the day on the First Closing Date for regular federal income tax purposes) and (ii) increasing the aggregate net operating losses for regular federal income tax purposes of the TCGI Group through the end of the fiscal year prior to the fiscal year during which the First Closing occurs by the amount of any such taxable loss or decreasing such aggregate net operating losses by the amount of any such taxable income. For purposes of the foregoing, the aggregate net operating losses for regular federal income tax purposes of the TCGI Group shall include any taxable loss or net operating loss for regular federal income tax purposes of any member of the TCGI Group for any prior taxable period that was used to reduce the consolidated regular taxable income for federal income tax purposes during such period of any affiliated group (as defined in Section 1504(a) of the Code) other than the TCGI Group, but only to the extent that a member of the TCGI Group has the right to receive a payment in compensation therefor from such other affiliated group after the First Closing Date.

            (b)   For purposes of the MajorCo Partnership Agreement, including
Section 2.3(a) thereof, the agreed value of the assets identified below shall be the applicable amount determined as provided below (as to each such asset, its "Agreed Value"):

                  (i) the Agreed Value of the shares of capital stock of TCG Inc. owned by a Cable Partner and its Controlled Affiliates as of the First Closing Date shall equal the same percentage of the TCG Inc. Value as such number of shares represents of the aggregate number of shares of TCG Inc. capital stock outstanding as of the First Closing Date after giving effect to (A) the termination, buyout or fulfillment of all outstanding units, options or other awards under the Incentive Plans and (B) the Continental Redemption Transaction, if such transaction has occurred or is occurring on such date;

                  (ii) the Agreed Value of the partnership interest in TCG Partners owned by a Cable Partner and its Controlled Affiliates as of the First Closing Date shall equal the same percentage of the TCG Partners Value as the percentage equity such partnership interest represents of the aggregate percentage equity interests in TCG Partners outstanding as of the First Closing Date after giving effect to the Continental Redemption Transaction, if such transaction has occurred or is occurring on such date;

                  (iii) the Agreed Value of each Non-TCG Venture Interest owned by a Cable Partner and its Controlled Affiliates and transferred to NewTelco (x) as of the First Closing, shall equal the value of such Non-TCG Venture Interest determined in accordance with Section 2.5(a)(ii) as of the First Closing Date or (y) as of an Additional Closing, shall equal the value of such Non-TCG Venture Interest determined in accordance with Section 2.5(a)(ii) as of the applicable Additional Closing Date, provided, that the value for such purposes of any Unfunded Local Joint Venture Interest shall be the value, if any, that the parties hereto agree to attribute to such interest; and

                  (iv) the Agreed Value of the portion of the Contributed Initial Indebtedness Amount owed to a Cable Partner or its Controlled Affiliates and transferred to NewTelco as of the First Closing Date shall equal that portion of the Contributed Initial Indebtedness Amount so transferred by such Cable Partner or its Controlled Affiliates.

            Section 2.6. Procedures for Determination of Agreed Value.

            Not less than five (5) Business Days prior to each of the First Closing Date and each Additional Closing Date, the Cable Partners shall deliver to MajorCo a certificate in the form of Schedule 2.6 setting forth an estimated calculation of the Agreed Values of the TCI Teleport Assets, Comcast Teleport Assets and Cox Teleport Assets that are to be transferred to NewTelco pursuant to this Agreement on such Closing Date and, in the case of the First Closing only, any Reimbursing Capital Contribution required by this Agreement. Within thirty (30) Business Days after each of the First Closing Date and each Additional Closing Date, the Cable Partners shall deliver to MajorCo a certificate in the form of Schedule 2.6 setting forth their calculations of the Agreed Values of the TCI Teleport Assets, Comcast Teleport Assets and Cox Teleport Assets that have been transferred to NewTelco pursuant to this Agreement on such Closing Date and, in the case of the First Closing only, each Reimbursing Capital Contribution required to be described on such certificate. Each such certificate (a "Final Closing Certificate") shall be accompanied by a letter of Deloitte & Touche LLP, the independent accounting firm of the Teleport Entities, stating that (i) it has examined the supporting documentation underlying the amounts used in making the calculations contained in such certificate (including the amounts used in determining TCG Inc.'s aggregate net operating losses for regular federal income tax purposes and required Reimbursing Capital Contributions) pursuant to the procedures agreed to by Deloitte & Touche LLP, MajorCo and the Cable Partners and (ii) the calculations of Agreed Values contained in such certificate were prepared in accordance with the terms of this Agreement. MajorCo shall be entitled to review the work papers and other documents utilized in preparing such calculations, and the books and records related thereto. MajorCo shall have until 120 days from the date of the applicable Closing or 90 days from the date of its receipt of such Final Closing Certificate, whichever occurs later, to either accept the calculations set forth in such Final Closing Certificate as being binding and final or propose adjustments to such calculations in a written notice (an "Adjustment Notice") to the Cable Partners. If the Cable Partners have not received an Adjustment Notice from MajorCo within such period, the amounts set forth in such Final Closing Certificate shall be deemed final, in the absence of fraud, manifest error or willful breach of the terms of this Agreement relating to matters directly affecting the computation of such Agreed Values. If an Adjustment Notice is timely delivered, the Cable Partners and MajorCo shall negotiate in good faith to resolve any disputes over any proposed adjustments set forth in such Adjustment Notice; provided, that if any such dispute is not resolved within 60 days following the receipt by the Cable Partners of the Adjustment Notice, the Cable Partners and MajorCo jointly shall select an independent public accounting firm (other than Deloitte & Touche LLP, Ernst & Young LLP or KPMG Peat Marwick) that is nationally recognized in the United States to resolve any such dispute, which resolution shall be final and binding hereunder and under the MajorCo Partnership Agreement. The fees and expenses of such accounting firm shall be paid by MajorCo. Schedule 2.6 also contains a form of Final Closing Certificate containing a sample calculation of such Agreed Values as of December 31, 1994 and required Reimbursing Capital Contributions, based on the assumptions described therein.

            Section 2.7. Requisite Documentation. At each Closing hereunder, the Cable Partners shall execute and deliver to MajorCo and NewTelco such instruments of conveyance as the Cable Partners and MajorCo may reasonably agree in order to convey, assign and transfer title to such of the Contributed Assets as are being conveyed, assigned and transferred to NewTelco at such Closing, and NewTelco shall execute an assumption agreement pursuant to which NewTelco shall assume and agree to pay when due, discharge and perform, all of the obligations and liabilities of each of the Teleport Entities that are partnerships and the general partnership interests of which are being conveyed, assigned and transferred by the Cable Partners to NewTelco at such Closing.

            Section 2.8. Boston Reimbursing Capital Contribution.   As a result
of the acquisition directly or indirectly by TCG Inc. of interests formerly held by Fidelity Communications, Inc. in Teleport Communications Boston and the related transactions described in items 4 through 12 of Schedule 4.14, a Reimbursing Capital Contribution was required. Provided that items 4 through 12 of Schedule 4.14 are complete and accurate as such items relate to the calculation of such required Reimbursing Capital Contribution and based on the assumption that the applicable loans were contributed to the applicable Teleport Entity on December 31, 1994, the agreed calculation of the applicable Reimbursing Capital Contribution is set forth on the Reimbursing Capital Contribution supporting schedule incorporated in Schedule 2.6.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE PARTIES

            Section 3.1. Mutual Representations. Each party, as to itself and its Controlled Affiliates only, hereby represents and warrants to the other parties that:

            (a) Due Incorporation or Formation: Authorization of Agreements. Such party is a partnership duly formed and validly existing under the laws of the jurisdiction of its formation and has the partnership power and authority to own its property and carry on its business as owned and carried on at the date hereof. Such party is duly qualified to do business and in good standing (if applicable) in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on such party. Such party has the partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such party, and the execution, delivery and performance of this Agreement by such party have been duly authorized by all necessary partnership action.
This Agreement constitutes the legal, valid and binding obligation of such party, enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and the application of general principles of equity).

            (b)   No Conflict; No Default.  Except, as to clauses (i), (iii),
(iv) and (v) below only, as would not have a Material Adverse Effect on such party and except as may be required as a result of or in connection with any termination of the legal existence of any of the Teleport Entities pursuant to applicable law of the jurisdiction of organization of any such Teleport Entity in connection with or following the transfer of the equity interests in such entity to NewTelco pursuant to this Agreement, neither the execution or delivery of this Agreement by such party nor (except as disclosed on Schedule
3.1 and assuming all consents, approvals, authorizations and other actions described in Schedule 4.5 have been obtained or taken and all filings and notifications listed in Schedule 4.5 have been made) the performance of this Agreement by such party or the consummation by such party of the transactions contemplated hereby in accordance with the terms and conditions hereof (i) will conflict with, violate or result in a breach of any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any Governmental Authority applicable to such party or any of its Controlled Affiliates, (ii) will conflict with, violate, result in a breach of or constitute a default under any of the terms, conditions or provisions of the certificate or articles of incorporation, bylaws or partnership agreement (or other governing documents) of such party or any of its Controlled Affiliates, (iii) will conflict with, violate, result in a breach of or constitute a default under any of the terms, conditions or provisions of any material agreement or instrument to which such party or any of its Controlled Affiliates is a party or by which such party or any of its Controlled Affiliates is or may be bound or to which any equity interest held by such party in a Teleport Entity or any of its other material properties or assets is subject, (iv) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any interests or rights or require any consent, authorization or approval under any indenture, mortgage, lease agreement or similar instrument to which such party or any of its Controlled Affiliates is a party or by which such party or any of its Controlled Affiliates is or may be bound, (v) will result in the creation or imposition of any Lien upon any equity interest held by such party in a Teleport Entity that is transferred to NewTelco pursuant to this Agreement or (vi) will result in the creation or imposition of any Lien upon any of the other material properties or assets of such party or any of its Controlled Affiliates, other than Permitted Liens.

            (c) Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of such party, threatened against or affecting such party or any of its properties, assets or businesses before or by any Governmental Authority which would, if adversely determined (or, in the case of an investigation, could lead to any action, suit or proceeding, which if adversely determined would) have a Material Adverse Effect on such party, and such party has not received any currently effective notice of any default, and such party is not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any Governmental Authority which would have a Material Adverse Effect on such party.

            (d) Finders Fees. There is no investment banker, broker or finder which has been retained by or is authorized to act on behalf of such party or its Controlled Affiliates who would be entitled to any fee or commission from any other party or its Controlled Affiliates upon consummation of or otherwise in connection with the transactions contemplated by this Agreement.

            Section 3.2. Certain MajorCo and NewTelco Representations.Each of MajorCo and NewTelco hereby represents and warrants to Comcast, Cox and TCI that NewTelco is acquiring the outstanding equity interests in the Teleport Entities pursuant to this Agreement solely for purposes of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in any transaction which would be in violation of the securities laws of the United States of America or any state thereof.

            Section 3.3. Certain Cable Partner Representations. Each Cable Partner, as to itself and its Controlled Affiliates only, hereby represents and warrants to MajorCo and NewTelco that:

            (a) The number of TCG Shares owned beneficially and of record by such Cable Partner and its Controlled Affiliates is set forth on Schedule 3.3(a). Except as set forth on Schedule 3.3(a), there are no subscriptions, options, warrants, call rights or rights of conversion or other rights, agreements, arrangements or commitments (collectively, "Rights") obligating such Cable Partner or its Controlled Affiliates to Transfer any shares of TCG Common Stock, or any voting agreement, voting trust agreement, shareholders agreement or similar agreement relating to the voting by such Cable Partner or its Controlled Affiliates of any of the TCG Shares.

            (b) The TCG Partnership Interests owned by such Cable Partner and its Controlled Affiliates are set forth on Schedule 3.3(b). Except as set forth on Schedule 3.3(b), there are no Rights obligating such Cable Partner or its Controlled Affiliates to Transfer its TCG Partnership Interest, in whole or in part, or any voting agreement, voting trust agreement or similar agreement relating to the voting by such Cable Partner or its Controlled Affiliates of any of the TCG Partnership Interests.

            (c) The Non-TCG Venture Interests owned by such Cable Partner and its Controlled Affiliates are set forth on Schedule 3.3(c). Except as set forth on Schedule 3.3(c), there are no Rights obligating such Cable Partner or its Controlled Affiliates to Transfer any of its Non-TCG Venture Interests, in whole or in part, or any voting agreement, voting trust agreement or similar agreement relating to the voting by such Cable Partner or its Controlled Affiliates of any of its respective Non-TCG Venture Interests.

            (d) Such Cable Partner or its Controlled Affiliates has good legal title to, and beneficial ownership of, the TCG Shares, TCG Partnership Interests and Non-TCG Venture Interests indicated as owned by it or its Controlled Affiliates on Schedules 3.3(a), 3.3(b) and 3.3(c), respectively, free and clear of all Liens except as set forth on said Schedules, and, assuming the receipt of the applicable consents listed on Schedule 3.1(b), such Cable Partner or its Controlled Affiliates has full corporate or partnership power and authority to transfer such shares and partnership interests pursuant to the terms and conditions of this Agreement. Upon the transfer of such shares and/or partnership interests pursuant to the terms and conditions of this Agreement, the applicable transferee hereunder shall have good legal title to, and beneficial ownership of, the shares and partnership interests shown on such Schedules to be so owned by such Cable Partner or its Controlled Affiliates free and clear of any Liens (other than any Liens (i) created by or consented to by MajorCo or NewTelco or (ii) disclosed on
Schedule 3.3(a), 3.3(b) or 3.3(c)).


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                        REGARDING THE TELEPORT ENTITIES

      Each Cable Partner, severally and not jointly, represents and warrants to MajorCo and NewTelco, with respect to the Teleport Entities, that:

            Section 4.1. Due Incorporation or Formation. Each Teleport Entity is a corporation duly organized or a partnership duly formed, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation or formation and has the corporate or partnership power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently being conducted. Except as disclosed on Schedule 4.1, each Teleport Entity is duly qualified to do business and in good standing (if applicable) in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the Teleport Entities.

            Section 4.2. Equity of TCG Inc. and TCG Partners. (a) TCG Inc. is authorized to issue 3,000 shares of common stock, par value $1.00 per share (the "TCG Common Stock"), which is the only class of authorized capital stock of TCG Inc., of which there are currently 1,666.67 shares issued and outstanding. All of the issued and outstanding shares of TCG Common Stock
(the "TCG Shares") are owned of record by the Cable Partners or their respective Controlled Affiliates and Continental or its Controlled Affiliates. All the TCG Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights or any applicable securities laws. Except as set forth on Schedule 4.2(a), there are no Rights obligating TCG Inc. to issue or Transfer any shares of TCG Common Stock.

            (b) All of the partnership interests in TCG Partners (the "TCG Partnership Interests") are beneficially owned by the Cable Partners or their respective Controlled Affiliates and Continental or its Controlled Affiliates. None of the TCG Partnership Interests was issued in violation of any preemptive rights or any applicable securities laws. Except as set forth on
Schedule 4.2(b), there are no Rights obligating TCG Partners to issue or Transfer any TCG Partnership Interests.

            (c) The Cable Partners have made available to MajorCo true and correct copies of the articles of incorporation, bylaws, stockholders agreements, partnership agreement and other constituent documents, as applicable, of each of TCG Inc. and TCG Partners.

            Section 4.3. Teleport Entities.

            (a) Schedule 4.3(a) lists all Persons in which TCG Inc. or TCG Partners directly or indirectly through a Subsidiary or a Local Joint Venture owns any capital stock, equity, partnership interest, or other ownership interest, including the name, form of the entity and jurisdiction of incorporation or organization of each such Person that is a Teleport Entity.
Schedule 4.3(a) also sets forth the record ownership interest of all Persons in each such Teleport Entity. Except as set forth on Schedule 4.3(a), none of the Teleport Entities is a successor by merger or consolidation to any other Person.

            (b) Except as described in Schedule 4.3(b), TCG Inc.'s and TCG Partners' ownership interest in each Person listed on Schedule 4.3(a) is owned free and clear of all Liens. All issued and outstanding shares of capital stock of each corporate Teleport Entity have been validly issued and are fully paid and nonassessable. None of the outstanding shares of capital stock or partnership interests in any of the Teleport Entities was issued in violation of any preemptive rights or any applicable securities laws. Except as set forth in Schedule 4.3(b), there are no Rights relating to the capital stock or partnership interests of any of the Teleport Entities obligating any such Teleport Entity to issue or Transfer any of such Teleport Entity's shares of capital stock or partnership interests.

            (c) The Cable Partners have made available to MajorCo true and correct copies, as applicable, of the articles of incorporation, bylaws, stockholders agreements, partnership agreement and other constituent documents of each of the Teleport Entities.

            Section 4.4. No Conflict. The execution and delivery of this Agreement by the Cable Partners do not and, assuming all consents, approvals, authorizations and other actions described in Schedule 4.5 have been obtained and all filings and notifications listed in Schedule 4.5 have been made, the performance of this Agreement by the Cable Partners will not:

            (a) violate or conflict with any term or provision of the certificate of incorporation or by-laws, in the case of a corporation, or partnership agreement, in the case of a partnership, of any Teleport Entity;

            (b) except as would not have a Material Adverse Effect, conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to any Teleport Entity; or

            (c) except as would not have a Material Adverse Effect, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien other than a Permitted Lien on any of the assets or properties of any Teleport Entity pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which any Teleport Entity is a party or by which any of such assets or properties is bound or affected.

            Section 4.5. Consents, Approvals and Notifications. The execution and delivery of this Agreement by the Cable Partners do not, and the performance of this Agreement by the Cable Partners will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or any other Person, except (i) for any of the foregoing listed or described in Schedule 4.5 (collectively, the "Teleport Consents"), (ii) as a Cable Partner (or its Controlled Affiliates) individually may be required to obtain or make, (iii) for any of the foregoing as may be required as a result of or in connection with any termination of the legal existence of any of the Teleport Entities pursuant to applicable law of the jurisdiction of organization of any such Teleport Entity in connection with or following the transfer of the equity interests in such entity to NewTelco pursuant to this Agreement or (iv) to the extent the failure to obtain or make any of the foregoing would not have a Material Adverse Effect on the Teleport Entities.

            Section 4.6. Financial Statements. (a) Schedule 4.6 contains true and complete copies of:

                  (i) the audited combined consolidated balance sheets of TCG
            Inc. and its Subsidiaries and TCG Partners as of December 31, 1993 and December 31, 1994, together with the related audited combined statements of operations, changes in stockholders' equity and partners' capital, and cash flows of TCG Inc. and its Subsidiaries and TCG Partners for the years then ended (collectively, the "Combined Audited Financial Statements");

                  (ii) the audited consolidated balance sheets of TCG Inc. and its Subsidiaries as of December 31, 1993, together with the related audited consolidated statements of operations, stockholders' equity, and cash flows of TCG Inc. and its Subsidiaries for the year then ended (collectively, the "1993 TCG Inc. Audited Financial Statements");

                  (iii) the audited balance sheets, as of December 31, 1993, of TCG Partners and those of the Local Joint Ventures for which such audited financial statements are available, together with the related audited statements of operations, partners' capital and cash flows of TCG Partners and such Local Joint Ventures for the year then ended (collectively, the "1993 Partnership Audited Financial Statements"); and

                  (iv) the audited or unaudited balance sheets, as the case
            may be, of each of the Local Joint Ventures (other than TCG Indianapolis, TCG Pittsburgh and Teleport Communications Boston) as of December 31, 1994, together with the related audited or unaudited statements of operations and partners' capital and cash flows of each such Local Joint Venture for the period indicated therein (collectively, the "Local Joint Venture Financial Statements").

            (b) The Combined Audited Financial Statements present fairly, in all material respects, the combined financial position of TCG Inc. and its Subsidiaries and TCG Partners at December 31, 1993 and December 31, 1994, and their combined results of operations and combined cash flows for the years then ended, in conformity with GAAP consistently applied during the period indicated (except as indicated therein). The 1993 TCG Inc. Audited Financial Statements present fairly, in all material respects, the financial position of TCG Inc. and its Subsidiaries as of December 31, 1993 and the results of their operations and their cash flows for the year then ended, in conformity with GAAP consistently applied throughout the period indicated (except as indicated therein). The 1993 Partnership Audited Financial Statements present fairly, in all material respects, the financial position of TCG Partners and such of the Local Joint Ventures for which such statements are provided in Schedule 4.6, as of December 31, 1993 and the results of operations and cash flows of TCG Partners and such Local Joint Ventures for the year then ended, in conformity with GAAP consistently applied throughout the period indicated (except as indicated therein). The Local Joint Venture Financial Statements present fairly, in all material respects, the financial position of each of the Local Joint Ventures as of December 31, 1994, and the results of operations and cash flows of each of the Local Joint Ventures for the period therein indicated (subject, with respect to those of the Local Joint Venture Financial Statements that are unaudited, to normal year-end audit adjustments), in conformity with GAAP (except, with respect to those of the Local Joint Venture Financial Statements that are unaudited, for the absence of notes thereto) consistently applied throughout the period indicated (except as indicated therein).

            Section 4.7. Litigation.  Except (i) as set forth in Schedule 4.7,
(ii) as individually or in the aggregate would not have a Material Adverse Effect and (iii) for matters affecting the alternate access or telecommunications industries generally, there is no claim, action or proceeding (or, to the best knowledge of such Cable Partner, investigation) pending or, to the best knowledge of such Cable Partner, threatened against any Teleport Entity, or against or relating to any Teleport Entity's respective properties, assets, business or operations, before any Governmental Authority. Except as set forth in Schedule 4.7, no Teleport Entity is subject to any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

            Section 4.8. Licenses and Permits. Schedule 4.8 sets forth a complete and accurate list of all material licenses, permits, authorizations, franchises and certificates held by or issued to any Teleport Entity by any Governmental Authority, except for street opening, construction, occupancy and similar permits, licenses, certificates and governmental authorizations (such listed items, the "Licenses"). Except as disclosed on Schedule 4.7 or 4.8, all of the Licenses were validly issued and are validly held by the appropriate Teleport Entity, as indicated on Schedule 4.8, in accordance with and as required by the terms thereof and by applicable law. Except as disclosed on Schedule 4.7 or as would not have a Material Adverse Effect, there are not pending any claims challenging any Teleport Entity's authority to conduct its operations in the manner currently conducted under any License. Except as disclosed on Schedule 4.7 or 4.8, each of the Licenses is in full force and effect and its term has not expired and, subject to receipt of any related consents described in Schedule 4.5, shall remain in full force and effect notwithstanding the consummation of the transactions contemplated hereby, and is free and clear of all Liens. Except as would not have a Material Adverse Effect, no Teleport Entity is in default under any License nor is there any event, which, with notice or lapse of time, or both, would constitute a default under any License. Except as disclosed on Schedule 4.7 or 4.8, all of the licenses, permits, authorizations, franchises and certificates held by or issued to any of the Teleport Entities by any Governmental Authority other than the Licenses were validly issued and are validly held by the appropriate Teleport Entity in accordance with and as required by the terms thereof and by applicable law except as would not have a Material Adverse Effect. Each of the licenses, permits, authorizations, franchises and certificates held by or issued to any of the Teleport Entities by any Governmental Authority other than the Licenses is in full force and effect and its term has not expired and, subject to receipt of any related consents described in Schedule 4.5, shall remain in full force and effect notwithstanding the consummation of the transactions contemplated hereby, and is free and clear of all Liens, except as would not have a Material Adverse Effect. Except as disclosed on Schedule 4.7 or 4.8, no Governmental Authority has notified such Cable Partner or any of the Teleport Entities of any intention to seek a modification of the material terms of any License. Except as disclosed on Schedule 4.7 or 4.8, none of the Licenses grants to any Governmental Authority any right of first refusal or right to purchase the assets of any Teleport Entity.

            Section 4.9. Title to Assets.

            (a) Each Teleport Entity has good title to, and is the sole and exclusive owner of, all of its material assets, real and personal, reflected as owned on the books and records of such Teleport Entity, free and clear of all Liens except for (i) Permitted Liens and (ii) any other Liens which, individually or in the aggregate, would not have a Material Adverse Effect.

            (b) Except as disclosed in Schedule 4.9(b) and except as individually or in the aggregate would not have a Material Adverse Effect, no Teleport Entity, nor to the best knowledge of such Cable Partner, any other party thereto, is in default under any deed, lease agreement or other instrument under which any Teleport Entity holds, leases or is entitled to the use of any real or personal property, nor is there any event, to the best knowledge of such Cable Partner, which with notice or lapse of time, or both, would constitute such a default thereunder.

            Section 4.10. Environmental Matters. (a) Except as would not have a Material Adverse Effect, (i) no Teleport Entity is in violation of any Environmental Law or Permit (as such terms are defined below); (ii) no Teleport Entity has received notice of any claims or threatened claims relating to any Environmental Law or Hazardous Substance (as such term is defined below); and (iii) there are no facts which, if generally known, would result in liability or restrictions on the ownership, use or Transfer of the property of any Teleport Entity under any Environmental Law.

            (b) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, judgment, or agency interpretation having the force of law relating to (A) the manufacture, transport, use, treatment, storage, recycling, disposal, release or threatened release of Hazardous Substances or (B) the preservation, restoration, or protection of natural resources or health; (ii) "Environmental Permit" means any permit, license, approval, identification number or other authorization involving Hazardous Substances or required under any Environmental Law; and
(iii) "Hazardous Substance" means any matter containing substances: (A) which are listed, classified or regulated pursuant to any Environmental Law including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 156 et seq.; and the Clean Air Act, 42 U.S.C. Section 7401 et seq., each as amended; or (B) which are petroleum products or by-products, asbestos-containing material, urea formaldehyde foam insulation, polychlorinated biphenyls, radioactive materials or radon gas; or (C) to which exposure is prohibited, limited or regulated by any government authority or Environmental Law.

            Section 4.11. Contracts. (a) Schedule 4.11 lists all binding oral and written contracts and agreements in effect as of March 1, 1995 to which any Teleport Entity is a party or by which any of their respective properties or assets are bound, other than (i) all customer contracts and any other contracts with an IXC or a LEC and (ii) agreements which do not individually require the payment by any Teleport Entity of more than $75,000 annually or $250,000 over the primary term of such agreement or which are terminable by the applicable Teleport Entity on not more than thirty days' notice without premium or penalty (except for agreements, contracts or arrangements between any of the Teleport Entities, on the one hand, and any Cable Partner or its Controlled Affiliates, on the other, all of which are listed separately on
Schedule 4.11). No Teleport Entity has any agreement or arrangement pursuant to which it guarantees the payment of more than $250,000 or the performance of the obligations of an unaffiliated third party, except as set forth on Schedule
4.11. The contracts and agreements listed on Schedule 4.11 (other than any contract with an IXC or LEC and any contract which could have been omitted pursuant to clause (ii) of this Section 4.11(a)), together with any such contract or agreement which would have been required to be so listed but for the fact that such contract or agreement was entered into between March 1, 1995 and the date of this Agreement (the "New Contracts"), are referred to individually as a "Contract" and collectively as the "Contracts". There are no outstanding offers or binding agreements by any Teleport Entity to form any joint venture or other partnership with any third party. The Cable Partners have made available to the Partnership true and complete copies of each of the Contracts (other than the New Contracts) (including any amendments or modifications thereto).

            (b) Each of the Contracts is valid, binding and enforceable against the applicable Teleport Entity and, to the best knowledge of such Cable Partner, against the other parties thereto in accordance with its respective terms (except as such enforceability may be limited by bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and the application of general principles of equity), is in full force and effect and, subject to receipt of all necessary consents described in Schedule 4.5 under the applicable instruments pertaining to such Contracts, each such Contract will remain in full force and effect notwithstanding the consummation of the transactions contemplated hereby. Except as disclosed in Schedule 4.11 or as would individually or in the aggregate not have a Material Adverse Effect, (i) no Teleport Entity nor, to the best knowledge of such Cable Partner, any other party thereto, is in default in any respect under any Contract, nor is there any event, to the best knowledge of such Cable Partner, which, with notice or lapse of time or both, would constitute a default in any respect thereunder; (ii) to the best knowledge of such Cable Partner, no party intends to cancel, terminate or refuse to renew any of the Contracts; and (iii) to the best knowledge of such Cable Partner, no party to such Contracts has notified any of the Cable Partners or the Teleport Entities of any intention to seek a modification of the terms of any such Contract.

            (c) The interest of the Teleport Entities in each of the Contracts is free and clear of any Liens of any nature whatsoever, except for Permitted Liens and the rights of the other parties to such Contracts thereunder.

            (d) To the best knowledge of such Cable Partner, the Contracts listed on Schedule 4.11, and the agreements that may be omitted from Schedule
4.11 pursuant to clauses (i) and (ii) of the first sentence of Section 4.11(a), include all such contracts and agreements necessary to conduct the business and operations of the Teleport Entities as now conducted.

            Section 4.12. Taxes. (a)Except for such matters as would not have a Material Adverse Effect, (i) the Teleport Entities (or, to the best knowledge of such Cable Partner, an affiliated group of which the respective Teleport Entity is or was a member) have filed or caused to be filed with the appropriate governmental agencies in the respective jurisdictions, on or prior to the respective due dates (including extensions) for such Tax Returns, all Tax Returns required to be filed by the Teleport Entities (or, to the best knowledge of such Cable Partner, by an affiliated group of which any of the Teleport Entities is or was a member with respect to the Teleport Entities);
(ii) to the best knowledge of such Cable Partner, all of the foregoing Tax Returns are correct and complete in all material respects; and (iii) the Teleport Entities have paid or caused to be paid all Taxes shown on those returns and all amounts due in respect of Taxes under the terms of any tax-sharing agreement (and all Taxes required to be paid without any requirement that a Tax Return be filed) or on any assessment therefor received by the Teleport Entities (or, to the best knowledge of such Cable Partner, by any other member of an affiliated group of which any of the Teleport Entities is or was a member, to the extent that such assessment is or was made with respect to any Teleport Entity) to the extent that such Taxes have become due, except for Taxes being contested in good faith by appropriate proceedings, or, with respect to Taxes that have not yet become due, have set aside on their books reserves deemed by the respective Teleport Entity adequate with respect thereto. The Cable Partners have made available true and complete copies of such Tax Returns to the Partnership. All Taxes payable by or with respect to the Teleport Entities or relating to or chargeable against their properties, revenue or income from the date of the most recently filed Tax Return with respect to such Taxes to the date hereof have been fully paid or adequate provision has been made therefor as reflected on the books of the respective Teleport Entity.

            (b) The most recent year for which the federal income tax returns of the Teleport Entities have been audited, and which year has been closed, is fiscal year 1982. To the extent that any Tax Returns of the Teleport Entities have been audited by any Tax authority, and other than as disclosed on Schedule 4.12 (which matters are being contested in good faith by appropriate proceedings), any matters raised during such audits have been resolved to the satisfaction of such Tax authority. Except to the extent disclosed on Schedule 4.12, (i) no deficiencies that have been assessed against the Teleport Entities, or, to the best knowledge of such Cable Partner, against any affiliated group of which any of the Teleport Entities was a member with respect to the Teleport Entities, by any Tax authorities are outstanding; (ii) none of the Teleport Entities, nor, to the best knowledge of such Cable Partner, any affiliated group of which any of the Teleport Entities was a member, has granted any extension of the limitation period applicable to any claim for Taxes or assessments insofar as any such claim relates to the Teleport Entities; and (iii) none of the Teleport Entities has filed, or otherwise made (or is otherwise bound by), a consent under Section 341(f) of the Code or an election under Section 338 of the Code.

            (c) For periods ending after November 27, 1992, the Teleport Entities (other than TCG Partners and each of the Local Joint Ventures) have filed (or will file) federal Tax Returns as a member of an affiliated group filing a consolidated return of which TCG Inc. is the common Parent. Except as set forth on Schedule 4.12, none of the Teleport Entities is a party to any tax-sharing agreement or similar arrangement with any Person.

            Section 4.13. Employee Benefit Matters. (a)Schedule 4.13 lists (i) all employee benefit plans or arrangements (written or oral) (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans which are maintained, contributed to or sponsored by any Teleport Entity for the benefit of any current or former employee, officer or director of any Teleport Entity or as to which any Teleport Entity has a continuing obligation (collectively, the "Plans") and (ii) all employment, termination, parachute, change in control, severance or other similar contracts or agreements to which any Teleport Entity is a party and that is not one of the Plans (collectively, the "Employment Agreements"). The Incentive Plans are the only stock option, unit appreciation or other equity-based incentive plans maintained, or committed to, by the Teleport Entities. The Cable Partners have made available to MajorCo a complete and accurate copy of each Plan and Employment Agreement and related documents, including all trust agreements, amendments, summary plan descriptions, personnel policy manuals and employee handbooks. If any such Plan or Employment Agreement is not written, the Cable Partners have provided a written description thereof to MajorCo. Except as disclosed in Schedule 4.13, none of the Teleport Entities is a party to or has adopted since August 31, 1994, other than as may be required under ERISA or the Code, any material amendment to any of the Plans or Employment Agreements. No Plan provides retiree medical care or death benefits to former employees of the Teleport Entities other than as may be required under Section 4980B of the Code.
Except as provided in Schedule 4.13, no plan is maintained by any Teleport Entity in connection with any trust described in Section 501(c)(9) of the Code.

            (b) None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which any Teleport Entity could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). As of the First Closing Date, the Teleport Entities have incurred no withdrawal liability with respect to any Multiemployer Plan. None of the Plans is a defined benefit plan.

            (c) Each Plan is now and has been operated in all material respects in accordance with the requirements of all applicable laws, including ERISA and the Code. There is no governmental audit or examination of any Plans or Employment Agreements pending or, to the best knowledge of such Cable Partner, threatened. Except as disclosed on Schedule 4.7, no legal action, suit or claim is pending or, to the best knowledge of such Cable Partner, threatened with respect to any Plan or Employment Agreement (other than claims for benefits in the ordinary course), and to the best knowledge of such Cable Partner there are no facts which, if generally known, could give rise to any such claim which, in turn, would result in liability to the Teleport Entities under the Plans or Employment Agreements. Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Plan which is intended to be exempt from Federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to the best knowledge of such Cable Partner, no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust. The Cable Partners have made available each such determination letter with respect thereto to MajorCo.

            (d) With respect to each Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and that is neither an excess benefit plan (as defined in Section 3(36) of ERISA) nor a plan exempted under Section 201(2) of ERISA, to the best knowledge of such Cable Partner:
(i) there has been no non-exempt prohibited transaction (within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code); (ii) there has been no liability for any excise tax arising under Section 4971, 4972, 4978, 4978B, 4979, 4979A, 4980 or 4980B of the Code; (iii) there has been no liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any liability in connection with (1) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (2) the withdrawal from any Multiemployer Plan or Multiple Employer Plan; (iv) there has been no reportable event (within the meaning of Section 4043 of ERISA) that has occurred or is expected to occur prior to the First Closing Date with respect to any Plan subject to Title IV of ERISA for which the Pension Benefit Guaranty Corporation has not waived the 30-day notice requirement; (v) as of the last day of the Plan year immediately preceding the First Closing Date, no Plan had an "accumulated funding deficiency," as such term is defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and otherwise always has fully met the funding standards required under Title I of ERISA and Section 412 of the Code; (vi) no Lien on the assets of any Teleport Entity as may be imposed under the terms of Sections 302(f) or 306 of ERISA or Section 401(a)(29) of the Code currently exists or reasonably may exist on or before the First Closing Date; and (vii) as of the last day of the Plan year immediately preceding the First Closing Date, there were no unfunded liabilities with respect to any such Plan, i.e., the actuarial present value of all "benefit liabilities" (determined within the meaning of Section 401(a)(2) of the Code) under such Plan, whether or not vested, does not exceed the current value of the assets of such Plan.

            (e) Except as provided on Schedule 4.13, no contract, agreement, plan or arrangement covering any employee or former employee of any Teleport Entity, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G, 162(a)(1) or Section 162(a)(2) of the Code.

            Section 4.14. Absence of Changes. Except as set forth on Schedule 4.14, since August 31, 1994 and until the date of this Agreement, other than as disclosed in the notes to the Combined Audited Financial Statements, there has not been, occurred or arisen:

            (a)   any Material Adverse Effect;

            (b) (i) any establishment of, or any material increase in, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan, or any material increase in the compensation payable or to become payable to any officers or employees of any Teleport Entity, except in any case in the ordinary course of business consistent with past practice or as may be required by law, or (ii) any establishment of, or increase in, any stock option, unit appreciation, stock purchase or other equity-based plan;

            (c) any Transfer, lease or other disposition by any Teleport Entity of assets used in connection with the operations of such Teleport Entity, except for any such Transfer, lease or other disposition (i) to another Teleport Entity, (ii) made in the ordinary course of business consistent with past practice, (iii) with respect to which such assets have been or will be replaced with assets of at least equal value performing comparable functions or (iv), to the extent not otherwise permitted by the foregoing clauses (i), (ii) or (iii), of any such assets having a fair market value of not more than $100,000 in the aggregate;

            (d) any declaration, setting aside or payment of any dividend or equity distribution by any Teleport Entity (except to TCG Inc., TCG Partners or another Teleport Entity that is a wholly owned Subsidiary of either TCG Inc. or TCG Partners) (whether in cash, stock, property or a combination thereof) in respect of its capital stock or partnership interests;

            (e) without regard to the exceptions contained in the introduction to this Section 4.14, the use of any of the capital or other assets of any Teleport Entity to acquire or redeem any ownership interests in any Teleport Entity unless a Reimbursing Capital Contribution has been made to such Teleport Entity;

            (f) any creation or assumption, other than in the ordinary course consistent with past practice, of any Lien, other than Permitted Liens, with respect to any of the assets of any Teleport Entity, or any cancellation, other than in the ordinary course of business, of any debts owed to or claims held by any Teleport Entity;

            (g) any material change in its accounting methods, principles or practices during or with respect to the period from August 31, 1994 until the date of this Agreement; or

            (h) any payment to the Cable Partners or their respective Controlled Affiliates of any of the outstanding principal amount of the Initial Indebtedness or Subsequent Indebtedness.

            Section 4.15. Undisclosed Liabilities.  Except as set forth on
Schedule 4.15 and except as would individually or in the aggregate not have a Material Adverse Effect, (a) none of the Teleport Entities with respect to which financial statements are provided in Schedule 4.6 or which are included in the financial statements provided in Schedule 4.6 has any liabilities or obligations of any nature that would be required by GAAP to be reflected in the Combined Audited Financial Statements or the Local Joint Venture Financial Statements if the Combined Audited Financial Statements and the Local Joint Venture Financial Statements had been prepared as of the date hereof, except
(i) such liabilities and obligations which are reflected in the Combined Audited Financial Statements or the Local Joint Venture Financial Statements, or disclosed in the notes thereto, (ii) such liabilities or obligations which were incurred after December 31, 1994 in the ordinary course of business or otherwise contemplated or permitted by this Agreement, (iii) any Subsequent Indebtedness incurred after December 31, 1994 and (iv) any accrued interest on the Initial Indebtedness or the Subsequent Indebtedness for periods after December 31, 1994 and (b) neither TCG Pittsburgh nor TCG Indianapolis has any liabilities or obligations of any nature that would be required by GAAP to be reflected in a balance sheet therefor if such balance sheet were prepared in accordance with GAAP as of the date hereof, except (i) such liabilities and obligations which are reflected in the Combined Audited Financial Statements, or disclosed in the notes thereto, (ii) such liabilities or obligations which were incurred after December 31, 1994 in the ordinary course of business of the Teleport Entities or otherwise contemplated or permitted by this Agreement or (iii) under contracts relating to such entities and listed on Schedule 4.11.

            Section 4.16. Compliance with Laws.  Except as set forth in
Schedule 4.16 or disclosed on Schedule 4.7 or 4.8 and except as individually or in the aggregate would not have a Material Adverse Effect, each Teleport Entity has complied in all material respects with all laws, rules, regulations or ordinances (which shall include, for purposes of this Section 4.16, all Licenses held by or issued to such Teleport Entity) applicable to the business or operations of such Teleport Entity (but excluding Environmental Laws, Environmental Permits or the laws, rules, regulations or ordinances referred to in Sections 4.12 and 4.13).

            Section 4.17. Employees.   No Teleport Entity is a party to any
collective bargaining agreement or other agreement with any labor union or other employee organization, and no such agreement is currently being requested by (or to the best knowledge of such Cable Partner has been threatened by), or is under discussion by management of any Teleport Entity with, any group of employees or others. There are no material unfair labor practice claims or charges pending or, to the best knowledge of such Cable Partner, threatened relating to the employees of any Teleport Entity, nor are there any material grievances, disputes or controversies with any union or any other organization of the employees of the Teleport Entities or, to the best knowledge of such Cable Partner, any threats of strikes or work stoppages by employees of Teleport Entities, except for any of the foregoing as would not have a Material Adverse Effect. To the best knowledge of such Cable Partner, the Teleport Entities are in compliance with the Immigration and Reform Control Act.

            Section 4.18. Insurance; Bonds. Schedule 4.18 lists all material policies of fire, liability, workman's compensation and other forms of insurance covering the Teleport Entities and all bonds or letters of credit required to be obtained by any of the Teleport Entities with respect to the business and operations of the Teleport Entities. To the best knowledge of such Cable Partner, all such policies, bonds and letters of credit are in full force and effect, and no Teleport Entity has received any notice of cancellation with respect thereto.


                                   ARTICLE V

                           COVENANTS OF THE PARTIES

            Each of the parties (as to itself and its Controlled Affiliates only) hereby agrees and covenants as follows:

            Section 5.1. Cooperation. Between the date hereof and the earlier to occur of the final Closing hereunder or the termination of this Agreement, the parties shall cooperate with each other in their efforts to obtain all necessary consents and approvals for the consummation of the transactions contemplated hereby, including making qualified personnel available for attending hearings and meetings respecting such required consents. Without limiting the generality of the foregoing, each party shall use its commercially reasonable efforts (i) to obtain all consents and authorizations of third parties and Governmental Authorities and to make all filings with and give all notices to third parties and Governmental Authorities which may be necessary or reasonably required in order to effect the transactions contemplated hereby and (ii) to provide the other parties and their respective counsel with copies of all such filings made and all such notices given as such other parties may reasonably request and to afford the other parties the opportunity to participate in any discussions with any such third party or Governmental Authority or representative thereof in connection with the transactions contemplated hereby to the extent reasonably requested by any other party hereto. Subject to the other provisions of this Section 5.1, the parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals or consents. Without limiting the applicability of any other provision hereof, MajorCo shall be afforded the opportunity by the Cable Partners to be involved in the process of obtaining required consents from Governmental Authorities or other third parties, including participation with the Cable Partners in the analysis of the correct procedures to be followed (A) to obtain such consents and (B) in the initiation, negotiation and prosecution of obtaining such consents from Governmental Authorities or other third parties. "Commercially reasonable efforts" as used in this Agreement shall not require any party to undertake extraordinary or unreasonable measures to obtain any consents or other authorizations, including requiring such party to make any material expenditures (other than normal filing fees or the like and expenditures contemplated by Section 5.3) or to accept any material changes in the terms of the contract, license or other instrument for which a consent is sought.

            Section 5.2. Access to Properties, etc.; Periodic Reports. Prior to the First Closing Date, each of the Cable Partners shall cause the Teleport Entities to afford MajorCo and its representatives, accountants and counsel full access to all of the Teleport Entities' personnel, properties, records and documents, and shall furnish to such representatives, accountants and counsel such financial and other information with respect to the business, properties and personnel of the Teleport Entities as MajorCo and such representatives, accountants and counsel may from time to time reasonably request, including such financial statements and operating reports for the Teleport Entities as are regularly prepared for the Cable Partners or the board of directors or other governing body of the applicable Teleport Entity (beginning with such statements and reports for periods in 1995); provided, however, that the Cable Partners shall not be obligated to cause the Teleport Entities to provide MajorCo with access to any customer contracts or other contracts with an IXC or a LEC or any other documents or information with respect to which the applicable Teleport Entity is subject to a confidentiality obligation which restricts such access. Such access shall be granted during normal business hours and in such a manner as not to disrupt the normal business operations of the Teleport Entities.

            Section 5.3. Acquisition of Unaffiliated Interests.   Each Cable
Partner will use all commercially reasonable efforts and negotiate in good faith to (i) acquire or, subject to Section 5.4, cause one of the Teleport Entities to acquire, on or prior to the First Closing Date, all ownership interests held by any Person other than the Cable Partners or their respective Controlled Affiliates (or any other Teleport Entity) in TCG Inc. or TCG Partners, (ii) on or prior to the First Closing Date, acquire or, subject to
Section 5.4, cause one of the Teleport Entities to acquire, all ownership interests in any Local Joint Venture that are held by any Person other than a Cable Partner, a Controlled Affiliate of a Cable Partner or a Teleport Entity,
(iii) subsequent to the First Closing Date, acquire, prior to the Closing Date on which the Non-TCG Venture Interests in a particular Local Joint Venture are transferred to NewTelco, all ownership interests in such Local Joint Venture that are held by any Person other than a Cable Partner, a Controlled Affiliate of a Cable Partner or a Teleport Entity, and (iv) cause the condition to the First Closing set forth in Section 7.1(f) to be satisfied on or prior to the First Closing Date. The Cable Partners agree to keep MajorCo reasonably apprised of the status of their respective efforts in connection with the acquisition of such ownership interests. If the Cable Partners are unable to transfer their respective equity interests in TCG Inc. and TCG Partners to NewTelco pursuant to the terms and conditions of this Agreement, the parties agree that they will use their commercially reasonable efforts and negotiate in good faith to agree on an alternative transaction structure, subject to tax and other business considerations, in order to permit NewTelco, MajorCo and the partners of MajorCo (including Sprint Partner Sub) to effectuate to the fullest extent reasonably practicable the intent, purpose and economic terms of this Agreement and the MajorCo Partnership Agreement, taken together.

            Section 5.4 .Use of Capital to Acquire Third Party Interests.

      (a) None of the capital or other assets of any Teleport Entity will, on or prior to the First Closing Date, be utilized or committed to be utilized to redeem, repurchase or otherwise acquire any ownership interest in any Teleport Entity held by any Person unless and then only to the extent that a corresponding Reimbursing Capital Contribution is made by the Cable Partners or their Controlled Affiliates to the applicable Teleport Entity.

      (b) None of the capital or other assets of any Teleport Entity will, on or prior to the First Closing Date, be utilized or committed to be utilized to redeem, repurchase or otherwise acquire any ownership interest in a Teleport Entity held by a Cable Partner, its Controlled Affiliates or another Teleport Entity.

      (c) Notwithstanding subsection (a) of this Section 5.4, none of the assets (other than cash) of any Teleport Entity (including the equity interests in and the assets owned by Teleport Communications Boston) shall be utilized in any transaction otherwise permitted by subsection (a) of this
Section 5.4 without the consent of MajorCo (which consent shall not be unreasonably withheld).

      (d) Not less than ten days prior to the redemption, repurchase or other acquisition by any Teleport Entity of any ownership interest in any Teleport Entity permitted by this Section 5.4, the Cable Partners shall notify MajorCo of the nature of the ownership interest to be redeemed, repurchased or otherwise acquired and the consideration to be utilized in making such redemption, repurchase or other acquisition. All Reimbursing Capital Contributions shall be made, and the associated funds utilized, in a manner that will not have an adverse impact (measured against a comparable transaction in which the acquisition of such ownership interests by the Cable Partners and their Controlled Affiliates would be achieved without involvement by any Teleport Entity) on the applicable Teleport Entity, including with respect to tax and regulatory matters.

      (e) The parties to this Agreement acknowledge that the contribution by each Cable Partner to TCG Inc. on or prior to the First Closing Date, of the portion of the loan by such Cable Partner used to finance the acquisition of interests formerly held by Fidelity Communications, Inc. in Teleport Communications Boston equal to the amount of its obligation to make a Reimbursing Capital Contribution pursuant to this Agreement, will not violate this Section 5.4.

            Section 5.5. Conduct of Business Prior to the First Closing Date.

            (a) During the period from the date of this Agreement to the First Closing Date, except as permitted or otherwise contemplated by this Agreement, the Cable Partners will not permit any of the Teleport Entities, without the consent of MajorCo (which shall not be unreasonably withheld), to enter into any agreement that is in conflict with the terms of this Agreement and will use their commercially reasonable efforts to preserve the current relationships of each Teleport Entity with its respective customers, suppliers and other Persons with which it has significant business relationships and to keep available the services of the key employees of the Teleport Entities. During the period from the date of this Agreement to the First Closing Date, except as permitted or otherwise contemplated by this Agreement (including Sections 5.3 and 5.4), the Cable Partners will not permit any Teleport Entity, without the consent of MajorCo (which shall not be unreasonably withheld), to, or commit to:

                  (i) amend the charter documents of any Teleport Entity (other than an entity that is a wholly owned Subsidiary of another Teleport Entity);

                  (ii) permit any Teleport Entity to merge or consolidate, or obligate itself to do so, with or into any other entity other than TCG Inc., TCG Partners or a Teleport Entity wholly owned by TCG Inc. or TCG Partners, or to be liquidated or dissolved unless all of its assets are simultaneously transferred to TCG Inc., TCG Partners or a Teleport Entity wholly owned by TCG Inc. or TCG Partners;

                  (iii) issue or sell any shares of capital stock, partnership interests, participations or other equity or ownership interests in any Teleport Entity or any Rights relating to any of the foregoing, except (A) to another Teleport Entity or (B) as otherwise permitted by clause (x) below or as may be required pursuant to or in accordance with binding agreements in effect as of the date hereof that are listed on Schedule 4.11; provided that in the ordinary course of business, any Teleport Entity may incorporate new wholly owned subsidiaries or form new wholly owned partnerships for the purpose of the operation of the business of the Teleport Entities as presently conducted or proposed to be conducted;

                  (iv) (A) enter into any new lines of business outside of the business of the Teleport Entities as presently conducted or proposed to be conducted or (B) provide Wireline Exclusive Services (as defined in the MajorCo Partnership Agreement) to residential customers (except in connection with certain trials of the provision of Wireline Exclusive Services to residential customers conducted in conjunction with MajorCo or NewTelco);

                  (v) conduct its business other than in a manner consistent with past practices or enter into any material transactions outside the ordinary course of business (as such business is presently conducted or proposed to be conducted);

                  (vi) change its accounting methods, principles or practices in any material respect;

                  (vii) declare, set aside or pay any dividend or equity
            distribution (except to TCG Inc., TCG Partners or another Teleport Entity that is a wholly owned Subsidiary of TCG Inc. or TCG Partners) (whether in cash, stock, property or any combination thereof) in respect of its capital stock or partnership interests;

                  (viii)(A) establish any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan, or materially increase the compensation payable or to become payable to any officers or employees of any Teleport Entity, except in any case in the ordinary course of business consistent with past practice or as may be required by law, or (B) establish or increase any stock option, unit appreciation, stock purchase or other equity-based plan;

                  (ix) incur any additional indebtedness for borrowed money, except (A) in the ordinary course of business and (B) indebtedness for borrowed money owed to the Cable Partners and their Controlled Affiliates and Continental and its Controlled Affiliates pursuant to the Loan Agreement; provided, that the Loan Agreement shall not be amended except (x) to increase the principal amount that may be loaned thereunder or (y) in connection with the Continental Redemption Transaction;

                  (x) enter into, or make any offers to enter into, any partnership or joint venture (A) with any third party that is not a Controlled Affiliate of TCG Inc., TCG Partners or one of the Cable Partners or (B) with a Controlled Affiliate of a Cable Partner that is not a wholly owned Subsidiary of such Cable Partner if any consent of any unaffiliated holder of an equity interest in such Controlled Affiliate of such Cable Partner is required (that has not been obtained in connection with the formation of such new partnership or joint venture) in order to effect the transfer of such Controlled Affiliate's interest in such partnership or joint venture to NewTelco pursuant to this Agreement;

                  (xi) except as permitted by Section 5.4 or in connection with the Continental Redemption Transaction, transfer or lease to any Person other than another Teleport Entity any assets used in connection with the operations of such Teleport Entity, except for any such transfer or lease (a) made in the ordinary course of business consistent with past practice, (b) with respect to which such assets have been or will be replaced with assets of at least equal value performing comparable functions or (c), to the extent not otherwise permitted by the foregoing clauses (a) or (b), of any such assets having a fair market value of not more than $100,000 in the aggregate;

                  (xii) enter into any transactions with the Cable Partners or their respective Controlled Affiliates that are not on terms as least as favorable to the Teleport Entities as could be obtained from an unaffiliated third party; or

                  (xiii) repay any of the outstanding principal amount of the
            Initial Indebtedness or Subsequent Indebtedness owed to any of the Cable Partners or their respective Controlled Affiliates.

            (b) Notwithstanding anything to the contrary herein, the Cable Partners shall have the right to consummate, or to cause the Teleport Entities to consummate, the transactions described on Schedule 5.5(b) substantially in accordance with the description of such transactions set forth on such Schedule.

            Section 5.6. Supplemental Disclosure. Not less than ten (10) Business Days prior to the First Closing Date, the Cable Partners shall deliver to MajorCo information supplementing or amending the representations, warranties, Schedules and other disclosures provided for by Article III and
Article IV of this Agreement to set forth information relating to any event or circumstance arising after the date of this Agreement, or, with respect to matters that are limited to the best knowledge of the Cable Partners (or other knowledge qualification), any matter which became a matter within the best knowledge of the Cable Partners following the date of this Agreement, in order to make such representations and warranties, Schedules and other disclosures complete and accurate as of the date of such supplement or amendment. Each representation or warranty contained herein and the statements contained in Articles III and IV of Schedule 11.2 (including the Schedules hereto and the other disclosures (including the financial statements and copies of other agreements or instruments) provided for hereby) shall be deemed to have been amended by any such supplement or amendment. All references herein (including in Article XI) to any such representation, warranty or statement (including the Schedules hereto and the other disclosures (including the financial statements and copies of other agreements or instruments) provided for hereby) to the extent such supplement or amendment refers specifically to such representation, warranty or statement (or Schedule or other disclosures) shall be deemed to refer to the same as so amended or supplemented; provided, that any such supplement or amendment shall be disregarded for purposes of determining whether the conditions to the parties' respective obligations to effect the First Closing set forth in Article VII have been satisfied (unless such amendment or supplement relates to an event or circumstance which is permitted or expressly contemplated by this Agreement). The parties hereto agree that Schedule 5.5(b) may not be amended by the Cable Partners except as approved in writing by MajorCo (which approval shall not be unreasonably withheld).

            Section 5.7. Avoidance of Certain Adverse Effects. The parties shall use their commercially reasonable efforts to effect the transfer of the Contributed Assets to NewTelco in such a form as to (a) avoid or limit the adverse impact of such transfer on any agreements to which any of the Teleport Entities is a party (including capital leases with local cable operators), (b) avoid or minimize the consents and approvals required to effectuate such Transfer and (c) preserve the legal existence of the Teleport Entities. Without limiting the foregoing, MajorCo shall be entitled to direct the Cable Partners to transfer part of the interests in TCG Partners to an entity in which the partners of MajorCo own, directly or indirectly, 100% of the equity interests, which shall be deemed for all purposes hereunder to be a transfer to NewTelco pursuant to Section 2.1, 2.2 or 2.3, as applicable. Prior to the First Closing Date, the Cable Partners shall notify MajorCo of any bonds or letters of credit relating to the operations of the Teleport Entities that will terminate as a result of the transactions contemplated by this Agreement.

            Section 5.8.  Budget Review.

            (a) During the period from the date of this Agreement until the First Closing Date, each Cable Partner shall cause the Teleport Entities to provide to MajorCo at least twenty-one (21) days prior to each January 1, April 1, July 1 and October 1 (commencing July 1, 1995) a budget and operating plan, consistent in scope and detail with draft budgets and operating plans previously provided to MajorCo by the Teleport Entities (including anticipated capital and operating expenditures, capital contributions, borrowings and material commitments), for the three-month period beginning on each such date (the "Quarterly Budgets"). MajorCo shall have the opportunity to review and comment on such Quarterly Budgets.

            (b) If MajorCo objects to any provision(s) of a Quarterly Budget that are material (either singly or in the aggregate) it shall provide reasonable advance notice (the "Objection Notice") to the Cable Partners prior to the effective date of such Quarterly Budget. Such notice shall specify (i) the specific provisions of the Quarterly Budget objected to by MajorCo, (ii) the reasons for MajorCo's objections thereto and (iii) MajorCo's proposed changes to the Quarterly Budget to cure such objections.

            (c) During the ten (10) day period following the receipt by the Cable Partners of the Objection Notice, representatives of MajorCo and the Cable Partners shall meet to attempt to resolve the issues identified in the Objection Notice. If any such issues are not resolved during such ten (10) day period, the remaining issues shall be referred to the chief executive officers of the Parent of each Cable Partner and Sprint Partner Sub, who shall use their commercially reasonable efforts to resolve such issues within the following ten (10) day period.

            (d) Within ten (10) days following the expiration of the second ten (10) day period specified in paragraph (c) above (or such earlier time as the issues identified in the Objection Notice have been resolved), MajorCo shall give a second notice to the Cable Partners, which notice shall state either (i) that all of the issues identified in the Objection Notice have been resolved to MajorCo's reasonable satisfaction (as reflected in an amended Quarterly Budget, if necessary) or (ii) that certain specified issues identified in the Objection Notice have not been resolved, in which case such notice shall identify both the actions proposed to be taken by the Teleport Entities to which MajorCo objects (the "Unresolved Actions") and the actions that MajorCo proposes that the Teleport Entities take in lieu of the Unresolved Actions (the "Proposed Actions").


                                  ARTICLE VI

                                  TAX MATTERS

            Section 6.1. Tax Treatment of Payments. Each of the Cable Partners, MajorCo and NewTelco agree that (i) all payments made by any Cable Partner or its Controlled Affiliates under the indemnity provisions of this Agreement, as adjusted pursuant to Sections 11.6 and 11.7, shall be treated as set forth in
Section 2.8 of the MajorCo Partnership Agreement, (ii) the Cable Partners, MajorCo and NewTelco shall (and shall cause the Teleport Entities to) treat any such payments made hereunder in the manner described in clause (i) hereof for all Tax purposes, including the preparation of all Tax Returns and any audit, claim for refund or administrative or judicial proceeding, and (iii) such agreed treatment shall govern for purposes hereof. In the event that, as a result of a change in applicable tax law the required tax treatment of such payments is other than as described in clause (i) of this Section 6.1, each of the Cable Partners, MajorCo and NewTelco agrees to treat such payments for Tax purposes as may be required by such change in applicable tax law.

            Section 6.2. Closing Date Allocation. For purposes of allocating profits and losses of a Local Joint Venture (i) to the portion of the fiscal year prior to the First Closing Date and the portion of the fiscal year subsequent to the First Closing Date and/or (ii), if applicable, to the portion of the fiscal year prior to the Additional Closing Date for the Transfer to NewTelco of a Non-TCG Venture Interest in such Local Joint Venture and the portion of the fiscal year after such Additional Closing Date, the parties hereto hereby agree, subject, with respect to Local Joint Ventures all of the outstanding equity interests in which are not transferred to NewTelco pursuant to this Agreement, to the applicable provisions of the partnership agreement or other governing documents for such Local Joint Venture, to close the books as of the applicable of such dates in a manner consistent with
Section 706 of the Code.

            Section 6.3. Agreements with Merrill Lynch. The Cable Partners have delivered to MajorCo true and complete copies of (a) the Stock Purchase Agreement, dated as of May 31, 1991, by and among Merrill Lynch Group, Inc., a Delaware corporation ("Merrill Lynch"), Cox Parent and Cox Teleport (the "Cox Stock Purchase Agreement"), (b) the Stock Purchase Agreement, dated as of February 14, 1992, by and among Merrill Lynch, Tele-Communications, Inc., a Delaware corporation, and TCI Teleport (the "TCI Stock Purchase Agreement"),
(c) the Stockholders' Agreement dated as of December 11, 1991, among TCG Inc., Merrill Lynch and Cox Teleport (the "Merrill Lynch Stockholders' Agreement") and (d) the Amended and Restated Stockholders' Agreement dated as of November 23, 1992, among TCG Inc., Cox Teleport and TCI Teleport (the "Stockholders' Agreement"). Certain matters relating to Taxes of the Teleport Entities are governed by Article VII of the Cox Stock Purchase Agreement, Article VI of the TCI Stock Purchase Agreement, Section 6.04 of the Merrill Lynch Stockholders' Agreement and Section 6.04 of the Stockholders' Agreement.

            Section 6.4. Conveyance Taxes. MajorCo agrees to assume liability for and to pay all Transfer, stamp, real property transfer taxes (including New York State Real Property Transfer Gains Tax or similar transfer or gains taxes) and any other similar Taxes incurred as a result of the transfers of the equity and debt interests in the Teleport Entities contemplated hereby, and shall hold the Cable Partners and their respective Controlled Affiliates harmless against any such Taxes.


                                  ARTICLE VII

                             CONDITIONS TO CLOSING

            Section 7.1. MajorCo's and NewTelco's Conditions Precedent to Closing. The obligations of MajorCo and NewTelco under this Agreement to effect the transactions contemplated to occur at the First Closing or any Additional Closing are subject to the satisfaction, on or prior to the First Closing Date or the applicable Additional Closing Date, as the case may be, of the applicable of the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by MajorCo:

            (a) Correctness of Representations and Warranties. With respect to the First Closing only, the statements contained in Schedule 11.2 (as such statements may have been amended pursuant to Section 5.6 (subject to the proviso clause contained in the penultimate sentence thereof)) shall be accurate on the First Closing Date with the same effect as if made on the First Closing Date (except that any such statements which are expressly made as of a particular date shall have been accurate as of such particular date), except for such failures to be accurate which, in the aggregate, do not represent a Material Adverse Effect on any Cable Partner or the Teleport Entities, as the case may be. With respect to each Additional Closing, the statements contained in Article III of Schedule 11.2 (as such statements relate to the Non-TCG Venture Interests to be transferred at such Additional Closing and as such statements may have been amended pursuant to Section 5.6 (subject to the proviso clause contained in the penultimate sentence thereof)) shall be accurate on such Additional Closing Date with the same effect as if made on such Additional Closing Date (except that any such statements which are expressly made as of a particular date shall have been accurate as of such particular date), except for such failures to be accurate which, in the aggregate, do not represent a Material Adverse Effect on any Cable Partner or the Teleport Entities, as the case may be. At the First Closing, MajorCo shall be provided with a certificate stating that the representations and warranties set forth in Articles III and IV of this Agreement, as such representations and warranties may have been amended pursuant to Section 5.6 (without regard to the proviso clause contained in the penultimate sentence of Section 5.6) are true and correct as of such Closing Date with the same effect as if made on such date (except for any such representations and warranties made as of a particular date, which shall be true and correct as of such particular date), except for such failures to be true and correct which, in the aggregate, do not represent a Material Adverse Effect on any Cable Partner or the Teleport Entities, as the case may be, from (x) each of the Cable Partners, signed by a duly authorized officer of such Cable Partner, as to its representations and warranties contained in Article III and (y) TCG Inc., signed by a duly authorized officer of TCG Inc., as to the representations and warranties contained in Article IV with respect to each Teleport Entity. At each Additional Closing, MajorCo shall be provided with a certificate from each Cable Partner that is transferring a Non-TCG Venture Interest to NewTelco at such Additional Closing, signed by a duly authorized officer of such Cable Partner, stating that the representations and warranties made by such Cable Partner in Article III of this Agreement, as such representations and warranties relate to the Non-TCG Venture Interests to be transferred by such Cable Partner or its Controlled Affiliates at such Additional Closing and as such representations and warranties may have been amended pursuant to Section
      5.6 (without regard to the proviso clause contained in the penultimate sentence of Section 5.6) are true and correct as of such Closing Date with the same effect as if made on such date (except for any such representations and warranties made as of a particular date, which shall be true and correct as of such particular date), except for such failures to be true and correct which, in the aggregate, do not represent a Material Adverse Effect on such Cable Partner.

            (b) Performance of Agreements. In the case of the First Closing only, all covenants and agreements of the Cable Partners contained in this Agreement (other than Section 5.5 of this Agreement) and required to be performed on or before the First Closing Date shall have been performed on or prior to the First Closing Date, except for such failures to perform the foregoing which, in the aggregate, do not represent a Material Adverse Effect on the Teleport Entities or such Cable Partner, as the case may be. At the First Closing, MajorCo shall be provided with (i) a certificate to the effect set forth in the immediately preceding sentence from TCG Inc., signed by a duly authorized officer of TCG Inc. as to the covenants contained in Section
      5.5 of this Agreement with respect to each Teleport Entity; and (ii) a certificate to the effect set forth in the immediately preceding sentence from each of the Cable Partners, signed by a duly authorized officer of such Cable Partner as to the covenants contained in Article V of this Agreement (other than Section 5.5) made by such Cable Partner.

            (c) Consents. Each Teleport Consent listed on Schedule 4.5 and each consent, authorization or approval listed on Schedule 3.1 required to be obtained in connection with the consummation of the transactions contemplated to occur at such Closing shall have been obtained on or prior to the First Closing Date or the applicable Additional Closing Date, as the case may be, except for any of the foregoing the failure of which to obtain would not, individually or in the aggregate, (i) have a Material Adverse Effect on any party to this Agreement or on the Teleport Entities or (ii) have a material adverse effect on MajorCo or NewTelco following the consummation of the transactions contemplated by this Agreement.

            (d) No Injunction. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect, in any case that enjoins or delays in any material respect the consummation of the transactions to be effected at such Closing or imposes any material restrictions or requirements thereon or on any of the parties in connection therewith.

            (e) No Material Adverse Effect. Between the date of this Agreement and the First Closing Date, there shall have been no Material Adverse Effect with respect to the Teleport Entities.

            (f) Continental. In the case of the First Closing only, (i) the Continental Redemption Transaction (or a comparable transaction reasonably acceptable to the parties) shall (A) have been consummated as to the equity interests held by Continental and its Controlled Affiliates in TCG Inc. and TCG Partners and (B) have been consummated or be the subject of a definitive agreement with respect to any Non-TCG Venture Interests held by Continental and its Controlled Affiliates or
      (ii) the parties shall have obtained a consent and waiver from Continental and its applicable Controlled Affiliates in a form reasonably acceptable to the parties to this Agreement as to the matters determined by mutual agreement of the parties to this Agreement to be reasonably necessary to permit the parties to effectuate to the fullest extent reasonably practicable (subject to tax and other considerations) the intent, purpose and economic terms of this Agreement and the MajorCo Partnership Agreement, taken together, following the First Closing (the "Continental Consent").

            (g) No Liquidating Events. There shall not have occurred or be continuing any Liquidating Event (as such term is defined in Section
      15.1 of the MajorCo Partnership Agreement) with respect to MajorCo.

            (h) Adoption of Initial Business Plan. In the case of the First Closing only, the Initial Business Plan (as defined in the MajorCo Partnership Agreement) shall have been adopted in accordance with the MajorCo Partnership Agreement.

            Section 7.2. Cable Partners' Conditions Precedent to Closing. The obligations of each Cable Partner under this Agreement to effect the transactions contemplated to occur at the First Closing or any Additional Closing are subject to the satisfaction, on or prior to the First Closing Date or the applicable Additional Closing Date, as the case may be, of the applicable of the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by (i) the Cable Partners, in the case of the conditions precedent to the First Closing and
(ii) the applicable Cable Partner(s), in the case of the conditions precedent to an Additional Closing:

            (a) Correctness of Representations and Warranties. All representations and warranties of MajorCo and NewTelco contained in this Agreement shall be true and correct on First Closing Date or the applicable Additional Closing Date, as the case may be, with the same effect as if made on such date, except for such failures to be true and correct which, in the aggregate, do not represent a material adverse effect on such party or on its ability to perform its obligations under this Agreement, and the Cable Partners shall have received a certificate to such effect from each of MajorCo and NewTelco, signed by its duly authorized officer.

            (b) Performance of Agreements. All covenants and agreements of MajorCo and NewTelco contained in this Agreement and required to be performed on or before the First Closing Date or the applicable Additional Closing Date, as the case may be, shall have been performed on or prior to the applicable date, except for such failures to perform which, in the aggregate, do not represent a material adverse effect on such party or on its ability to perform its obligations under this Agreement, and the Cable Partners shall have received a certificate to such effect from each of MajorCo and NewTelco, signed by its duly authorized officer.

            (c) Consents. Each Teleport Consent listed on Schedule 4.5 and each consent, authorization or approval listed on Schedule 3.1 required to be obtained in connection with the consummation of the transactions contemplated to occur at such Closing shall have been obtained on or prior to the First Closing Date or the applicable Additional Closing Date, as the case may be, except for any of the foregoing the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on a Cable Partner, MajorCo or NewTelco following the consummation of the transactions contemplated by this Agreement, a Material Adverse Effect on any such party or a Material Adverse Effect on the Teleport Entities.

            (d) No Injunction. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect, in any case that enjoins or delays in any material respect the consummation of the transactions to be effected at such Closing or imposes any material restrictions or requirements thereon or on any of the parties in connection therewith.

            (e) No Liquidating Events. There shall not have occurred or be continuing any Liquidating Event (as such term is defined in Section
      15.1 of the MajorCo Partnership Agreement) with respect to MajorCo.

            (f) Adoption of Initial Business Plan. The Initial Business Plan (as defined in the MajorCo Partnership Agreement) shall have been adopted in accordance with the MajorCo Partnership Agreement.


                                 ARTICLE VIII

                                    CLOSING

            Section 8.1. First Closing.

            The First Contribution Assets (as well as any of the Non-TCG Venture Interests as to which the applicable conditions to Closing have been satisfied on or prior to such date, subject to Section 8.3) shall be transferred to NewTelco, in accordance with the terms and conditions of this Agreement, at a Closing (the "First Closing") to take place at the offices of Baker & Botts, L.L.P., 885 Third Avenue, New York, New York, at 10:00 a.m. (local time at the place of Closing) on the tenth (10th) Business Day after the satisfaction of all conditions set forth in Sections 7.1(c) and 7.2(c) with respect to the First Contribution Assets (assuming the satisfaction or waiver as of the First Closing of the other conditions set forth in Sections 7.1 and 7.2), or at such other location or on such other date or time as the parties hereto shall agree.

            Section 8.2. Additional Closings.

            Subject to Section 8.3, each Additional Closing, if any, will take place at the offices of Baker & Botts, L.L.P., 885 Third Avenue, New York, New York, at 10:00 a.m. (local time at the place of Closing) on the tenth (10th) Business Day after the satisfaction of all conditions set forth in Sections 7.1(c) and 7.2(c) (assuming the satisfaction or waiver as of such Additional Closing of the other conditions set forth in Sections 7.1 and 7.2) with respect to any of the Non-TCG Venture Interests not previously transferred to NewTelco, or at such other location or on such other date or time as the parties shall agree.

            Section 8.3. Limited Postponement of Closing.

            (a) As used in this Section 8.3, the "Scheduled Closing Date" means, with respect to the transfer of any Non-TCG Venture Interests in any Local Joint Venture to NewTelco hereunder, the later of (i) the First Closing Date or (ii) the tenth (10th) Business Day after the satisfaction of all conditions set forth in Section 7.1(c) and 7.2(c) with respect to such Non-TCG Venture Interests.

            (b) Notwithstanding Sections 8.1 or 8.2, as applicable, if on the Scheduled Closing Date with respect to any Non-TCG Venture Interests in any Local Joint Venture, any Non-TCG Venture Interests in such Local Joint Venture are held by any Person other than a Cable Partner or a Controlled Affiliate of a Cable Partner, then MajorCo may elect to postpone the Closing with respect to such Non-TCG Venture Interests until the earliest of:

                  (i) the acquisition by a Cable Partner, a Controlled Affiliate of a Cable Partner or a Teleport Entity of all ownership interests in such Local Joint Venture that, prior to such acquisition, were held by any Person other than a Cable Partner, a Controlled Affiliate of a Cable Partner or a Teleport Entity; or

                  (ii) the first Business Day that is at least six (6) months after the Scheduled Closing Date; or

                  (iii) the last Business Day prior to the second anniversary of the date of this Agreement.

            (c) An election by MajorCo pursuant to Section 8.3(b) with respect to any Non-TCG Venture Interests shall not delay a Closing hereunder with respect to the First Contribution Assets or any other Non-TCG Venture Interests not covered by such election.


                                  ARTICLE IX

         RELATIONSHIP OF PARTIES AND DISCLAIMER OF APPARENT AUTHORITY

            This Agreement shall not be deemed or construed to constitute or create the relationship of principal and agent, joint venturers, employer and employee, partners or any similar relationship between MajorCo or NewTelco and/or any of the Cable Partners or their respective Controlled Affiliates, and the existence of any such relationship arising from this Agreement is hereby expressly denied by the parties. No party shall have any apparent authority to act on behalf of any other party hereto by reason of this Agreement, and the respective rights and obligations of the parties with respect to the subject matter of this Agreement shall be solely those set forth herein.


                                   ARTICLE X

                    PROVISIONS WITH RESPECT TO TERMINATION

            This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the First Closing:

            (a)   by mutual written consent of all of the parties;

            (b) by any party, if the First Closing shall be prohibited by any final order, decree or injunction of a Governmental Authority and such order, decree or injunction shall remain in effect after the parties shall have used their commercially reasonable efforts to have such order, decree or injunction lifted and have agreed that such order or decree may not be reversed or such injunction lifted by the second anniversary of this Agreement;

            (c) by any party, upon the occurrence of a Liquidating Event with respect to MajorCo (as defined in Section 15.1 of the MajorCo Partnership Agreement);

            (d) by any party should the First Closing not occur on or before the second anniversary of this Agreement, provided, however, that such date shall be extended for up to twelve additional months if such non-occurrence is due solely to the failure to satisfy the conditions set forth in Sections 7.1(c) and 7.2(c), in which case the applicable parties shall, in accordance with and pursuant to Section 5.1, continue to use their respective commercially reasonable efforts during such additional period to cause such conditions to be satisfied, until such time as such conditions are satisfied (and the transactions contemplated to occur at the First Closing have been consummated) or the parties shall have agreed that such conditions are not capable of being satisfied within such additional period;

            (e) by any party, upon the purchase of any partner's interest in MajorCo pursuant to Section 13.6 of the MajorCo Partnership Agreement; provided, that the obligations of each Cable Partner under Sections 5.1,
      5.2 and 5.3 of this Agreement shall be suspended following the delivery of a Net Equity Notice (as defined in the MajorCo Partnership Agreement) pursuant to Section 13.6(a) of the MajorCo Partnership Agreement until such time as (i) such notice is withdrawn or (ii) the time period for the delivery of a Put Notice (as defined in the MajorCo Partnership Agreement) pursuant to Section 13.6(b) of the MajorCo Partnership Agreement has expired (without the delivery thereof by any partner in MajorCo), in either of which cases such obligations shall recommence;

            (f) by any party at any time after December 31, 1995 (or such later date as the parties shall mutually agree), if neither of the following has occurred: (i) the execution by the applicable parties of a definitive agreement relating to the Continental Redemption Transaction (or a comparable transaction reasonably acceptable to the parties to this Agreement) or (ii) the execution and delivery by Continental and its applicable Controlled Affiliates of the Continental Consent; provided, that no party shall have the right to terminate this Agreement pursuant to this paragraph (f) following the occurrence of either of the events described in clause (i) or (ii) above (regardless of whether or not such event occurs on or prior to December 31, 1995);

            (g) by MajorCo, on the one hand, or any Cable Partner, on the other hand, following a material willful breach of any material covenant contained in this Agreement by any Cable Partner, on the one hand, or MajorCo or NewTelco, on the other hand, if such breach remains uncured in any material respect for thirty (30) days following notice of the breach of such a material covenant from the party seeking to terminate this Agreement to each other party; provided, that the party seeking to terminate this Agreement gives written notice of such termination to each other party to this Agreement within thirty (30) days following the end of such thirty (30) day cure period;

            (h) by MajorCo, if the Teleport Entities take any Unresolved Action(s) which in any case materially deviate(s) from MajorCo's Proposed Action(s) with respect thereto pursuant to Section 5.8 (except for any Unresolved Action arising out of or resulting from circumstances beyond the reasonable control of the Teleport Entities, including as a result of a casualty loss or regulatory or legal developments including unexpected litigation against any of the Teleport Entities); provided, that MajorCo gives written notice of such termination to each other party no later than one hundred and twenty (120) days after MajorCo's receipt of notice from the Cable Partners of the taking of such an action;

            (i) by MajorCo, if the Teleport Entities take any actions that represent a material deviation from a Quarterly Budget (unless consented to in writing by MajorCo or arising out of or resulting from circumstances beyond the reasonable control of the Teleport Entities, including as a result of a casualty loss or regulatory or legal developments including unexpected litigation against any of the Teleport Entities); provided, that MajorCo gives written notice of such termination to each other party no later than one hundred and twenty
      (120) days after MajorCo's receipt of notice from the Cable Partners of the taking of such an action; or

            (j) by MajorCo, if during the period from the date hereof through July 1, 1995, the Teleport Entities take any actions that represent (singly or in the aggregate) a material deviation from the Teleport 1995 Revised Budget as delivered to MajorCo on the date of this Agreement (unless consented to in writing by MajorCo or arising out of or resulting from circumstances beyond the reasonable control of the Teleport Entities, including as a result of a casualty loss or regulatory or legal developments including unexpected litigation against any of the Teleport Entities); provided, that MajorCo gives written notice of such termination to each other party within thirty (30) days of MajorCo's receipt of notice of the taking of such an action.

            For purposes of paragraph (i) above, a material deviation from a Quarterly Budget shall mean (y) capital expenditures during a calendar quarter more than five percent (5%) or operating expenses during a calendar quarter more than ten percent (10%) in excess of those reflected in the Quarterly Budget for such quarter or (z) the commencement of facilities construction or the commencement of the provision of Wireline Exclusive Services by the Teleport Entities in any new MSA (as defined in the MajorCo Partnership Agreement) not reflected in such Quarterly Budget.

            If this Agreement is terminated in accordance with this Article X, then this Agreement shall become null and void and have no further effect, without any liability of any party to any other party, except for any breach of the representation contained in Section 3.1(d) and except that the obligations of the parties pursuant to Sections 12.4 and 12.10 shall survive the termination of this Agreement indefinitely; provided, that no such termination shall release or relieve any party hereto from liability for any willful breach of the terms of this Agreement occurring prior to such termination.


                                  ARTICLE XI

                    EXTENT AND SURVIVAL OF REPRESENTATIONS,
             WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION

            Section 11.1. Scope of Representations of the Parties. Except as and to the extent set forth in this Agreement, none of the parties makes any representation, warranty, covenant or agreement whatsoever, and each party disclaims all liability and responsibility for any representation, warranty, covenant, agreement or statement made or information communicated (orally or in writing) to any other party (including any opinion, information or advice which may have been provided to any other party or any Affiliate thereof by any stockholder, partner, director, officer, employee, accounting firm, legal counsel or any other agent, consultant or representative of a party). Each of MajorCo and NewTelco expressly agrees and acknowledges that, in consummating the transactions contemplated hereby, it is only relying on the representations and warranties of the Cable Partners made in this Agreement, as amended or supplemented in accordance with Section 5.6 as of the applicable Closing Date, and is not relying on any representation or warranty of any present, former or future stockholder or partner, director, officer, employee, accounting firm (except with respect to the certification contemplated by Section 2.6, the Combined Audited Financial Statements, the audited Local
Joint Venture Financial Statements, the 1993 TCG Inc. Audited Financial Statements and the 1993 Partnership Audited Financial Statements), legal counsel or any other agent, consultant or representative of any of the Cable Partners, any of their respective Affiliates or any Teleport Entity. Each of MajorCo and NewTelco acknowledges and agrees that it (i) has made and will make its own inquiry and investigation into, and based thereon, has formed or will form an independent judgment concerning, the Teleport Entities, and the business conducted by them, (ii) has been furnished or given adequate access to such information as it has requested concerning the Teleport Entities, and the business conducted by them, in addition to the information contained herein (and in the Exhibits and Schedules hereto), and (iii) will not assert any claim against any of the Cable Partners, any of their respective
Controlled Affiliates or any of the Teleport Entities, or any stockholder, partner, director, officer or employee of any of the foregoing with respect to, or hold the Cable Partners or any of such other Persons liable for, any inaccuracies, misstatements or omissions with respect to information furnished by the Cable Partners or such Persons concerning the Teleport Entities and the business conducted by the Teleport Entities; provided, that the foregoing shall not in any manner be construed or deemed to limit the ability of MajorCo to make any claim it may otherwise have pursuant to this Article XI.

            Section 11.2. Indemnification of Parties.

            (a) Indemnification of MajorCo for Losses from Breaches of Representations, Warranties, Covenants and Agreements.

                  (i) Following a Closing and subject to the other terms and conditions of this Agreement, each Cable Partner, to the extent determined in accordance with Section 11.6, agrees to indemnify, defend and hold harmless MajorCo, NewTelco, the partners of MajorCo and their respective successors and assigns (each a "MajorCo Indemnified Party" and collectively, the "MajorCo Indemnified Parties") from and against any and all losses, claims, costs, fines, damages (excluding consequential and special damages other than amounts paid as consequential or special damages to a third party pursuant to a Third Party Claim), liabilities and deficiencies, including (subject to Section 11.4) reasonable legal and other fees and expenses incurred in the investigation and defense of claims and actions, and amounts paid as indemnification to directors, officers, employees or agents, whether such claims and actions are brought by third parties or parties hereto (each a "Loss" and collectively, "Losses"), incurred by a MajorCo Indemnified Party and arising out of or resulting from (A) any inaccuracy in the statements as to such Cable Partner contained in
            Article III of Schedule 11.2 as of the applicable Closing Date, (B) in the case of the First Closing only, any inaccuracy in the statements contained in Article IV of Schedule 11.2 as of the First Closing Date (or such other date as of which such statements are expressly made), (C) in the case of the First Closing only, any inaccuracy in the statements contained in Section 5.5 of
            Schedule 11.2, or (D) any failure to perform by such Cable Partner of any of its other covenants or agreements contained in this Agreement (other than in Section 5.5 of this Agreement), any such Loss or Losses being referred to herein as a "MajorCo Indemnified Loss" or "MajorCo Indemnified Losses"; provided, that the statements contained in Schedule 11.2 shall only be deemed made for purposes of this Article XI and paragraph (a) of Section 7.1; and provided further, that in the case of the statements contained in Articles III and IV and Section 5.5 of Schedule 11.2, such statements (and related Schedules and other disclosures) shall be deemed to have been made, as the case may be, in the form as amended pursuant to Section 5.6. Notwithstanding the foregoing, none of the Cable Partners shall be required to indemnify any MajorCo Indemnified Party hereunder unless and until the aggregate amount of the MajorCo Indemnified Losses, if any, as finally determined pursuant to Section 11.4 (other than Losses with respect to Non-Basket Claims) exceeds $25 million; provided, however, that at such time as the aggregate amount of MajorCo Indemnified Losses from claims pursuant to this paragraph (i) other than Non-Basket Claims ("Basket Claims") exceeds $25 million, the MajorCo Indemnified Parties shall be entitled to indemnification for the full amount of the MajorCo Indemnified Losses, if any, as finally determined pursuant to Section 11.4 from Basket Claims in excess of $10 million (the limitation contained in this sentence referred to herein as the "Basket Limitation"). As used herein the term "Non-Basket Claim" means any claim arising out of an inaccuracy in any of the statements contained in Sections 3.1(a) (the last three sentences only), 3.1(d), 3.3, 4.2(a), 4.2(b), 4.3(a) (the first two sentences only), 4.3(b) (other than the first sentence thereof), 4.11(a), 4.13(a) (the second sentence only), 4.14(d), 5.5(a)(vii) or (subject to clause (iv) below) 5.5(a)(xiii), in each case of Schedule 11.2 or any breach of the covenant contained in Section 12.4 of this Agreement. The Basket Limitation shall not apply to any MajorCo Indemnified Losses from claims that are Non-Basket Claims. The aggregate amount to which the MajorCo Indemnified Parties may become entitled pursuant to this Section 11.2 shall in no event exceed $250 million in the aggregate (such limitation, the "Cap Limitation").

                  (ii) The amount of any MajorCo Indemnified Loss shall be reduced by (x) any net tax benefit realized by MajorCo, its Controlled Affiliates or any partner of MajorCo by reason of the deductibility of such Losses and (y) any insurance proceeds and any indemnity, contribution or other similar payment recovered by MajorCo or its Controlled Affiliates from any third party with respect to the facts or circumstances which gave rise to the MajorCo Indemnified Loss (net of any taxes thereon). If any indemnification payment is payable by the Cable Partners pursuant to Section 11.4 prior to the date that any of the benefits referred to in this paragraph have been actually realized or recovered by MajorCo, any of its Controlled Affiliates or any partner of MajorCo, MajorCo will be required to reimburse an appropriate portion thereof upon its actual realization or recovery of such benefit.

                  (iii) The amount of any MajorCo Indemnified Loss arising out of any inaccuracy or failure to perform of any statement, covenant or agreement relating to a Teleport Entity shall (if the Loss arising out of or relating to the events and circumstances giving rise to such MajorCo Indemnified Loss exists or occurs at the level of a Teleport Entity) equal the amount of any such Loss multiplied by the fraction corresponding to the percentage equal to the percentage equity interest in such Teleport Entity transferred (directly or indirectly through the transfer of an equity interest in TCG Inc. and/or TCG Partners) to NewTelco pursuant to this Agreement.

                  (iv) The amount of any MajorCo Indemnified Loss resulting from an inaccuracy in the statement contained in Section 5.5(a)(xiii) of Schedule 11.2 resulting from the repayment of a portion of the principal amount of the Subsequent Indebtedness owed to a Cable Partner or its Controlled Affiliates (and not included in the calculation of Aggregate Base Value) shall not exceed the positive difference, if any, between (x) the amount of any interest payments made with respect to the principal amount so repaid during the period such amount was outstanding minus (y) the Agreed Interest on such principal amount so repaid during the period such amount was outstanding.

            (b) Indemnification of the Cable Partners for Losses. Following a Closing and subject to the other terms and conditions of this Agreement, each of MajorCo and NewTelco agrees to indemnify, defend and hold harmless the Cable Partners, their respective partners and all of their respective successors and assigns from and against any Loss or Losses incurred by the Cable Partners and arising out of or resulting from any breach of any of the representations, warranties, covenants or agreements made by MajorCo and NewTelco herein.

            Section 11.3. Survival.

            The statements set forth in Article III of Schedule 11.2 (except for Sections 3.1(a) (the last three sentences only), 3.1(d) and 3.3) and the statements with respect to the Teleport Entities set forth in
      Article IV of Schedule 11.2 (except for Sections 4.2(a), 4.2(b), 4.3(b) (other than the first sentence thereof), 4.12, 4.13(a) (the second sentence only) and 4.14(d)) and Section 5.5 of Schedule 11.2 (other than
      Section 5.5(a)(vii)) will terminate and expire on the first anniversary of the First Closing Date, after which time no party may institute any action or present any claim for an inaccuracy of such statements. The statements set forth in the following Sections of Schedule 11.2 will survive until the expiration of the applicable statute of limitations period with respect to claims made thereunder for any inaccuracy thereof: Sections 3.1(a) (the last three sentences only), 3.1(d), 3.3, 4.2(a), 4.2(b), 4.3(b) (other than the first sentence thereof), 4.12 and 4.13(a) (the second sentence only). The statements contained in Sections 4.14(d) and 5.5(a)(vii) of Schedule 11.2 will expire on the eighteen (18) month anniversary of the First Closing. The representations and warranties of the Cable Partners contained in Articles III and IV of this Agreement shall terminate and expire as of the applicable Closing Date. The representations and warranties of each party other than the Cable Partners contained in Article III of this Agreement shall terminate and expire at the same time as that provided for the corresponding provisions of Schedule 11.2 pursuant to the first two sentences of this Section 11.2(a). No party may institute any action or present any claim for a failure to perform of any covenant or agreement contained in (i) Articles II (other than Sections 2.5, 2.6 and 2.8), V (other than Section 5.4), VII, VIII, X or Section 12.17, in each case of this Agreement following the applicable Closing Date or (ii) Sections 2.5, 2.6, 2.8 or 5.4 following the resolution of any disputes arising pursuant to a timely Adjustment Notice in connection with the applicable Closing. Any action or claim for the breach of any other covenant or agreement contained herein must be instituted or presented prior to the expiration of the applicable statute of limitations period with respect to such claim or action.

            Section 11.4. Indemnification Procedures. Except to the extent otherwise provided herein, all claims for indemnification under this Agreement will be asserted and resolved as follows:

            (a) A party claiming indemnification under this Agreement (an "Indemnified Party") will promptly (i) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third party claim or claims ("Third Party Claim") asserted against the Indemnified Party or a Teleport Entity which could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of damages attributable to the Third Party Claim, if reasonably possible, and the basis of the Indemnified Party's request for indemnification under this Agreement.

            Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party will notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Agreement with respect to such Third Party Claim and (ii) whether the Indemnifying Party desires to defend the Indemnified Party against such Third Party Claim.

            (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this Agreement and that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party will have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted promptly and diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 11.4(b). Subject to the last sentence of this Section 11.4(b), the Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is ultimately determined to be actually entitled to indemnification hereunder with respect to such Third Party Claim or if the Indemnifying Party assumes the defense with respect to the Third Party Claim), to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Party deems necessary or appropriate to protect its interests or those of the Indemnifying Party and which are not unnecessarily prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any bona fide directly related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 11.4(b) and, except as permitted above or pursuant to Section 11.4(c), will bear its own costs and expenses with respect to such participation; provided, however, that if the Indemnified Party asserts that there exists a conflict of interest that would make it inappropriate for the same counsel to represent the Indemnifying Party, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of separate counsel, to the extent such fees and expenses are incurred solely in connection with the matters with respect to which there is a conflict of interest. Notwithstanding anything in this Section 11.4 to the contrary, the Indemnifying Party will not, without the written consent of the Indemnified Party, (i) settle or compromise any action, suit or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such action, suit or proceeding or (ii) settle or compromise any action, suit or proceeding in any manner that (A) involves the sale, forfeiture or loss of, or the creation of any Lien on, any property of such Indemnified Party, (B) involves an award which together with previous awards would exceed the available amount of the indemnity hereunder, or (C) involves equitable remedies against the Indemnified Party or any of its Affiliates.

            (c) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of a Third Party Claim pursuant to Section 11.4(b), or if the Indemnifying Party elects to assume such defense pursuant to
      Section 11.4(b) but fails to diligently and promptly defend the Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be promptly and diligently prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party will have full control of such defense and proceedings; provided, however, that the Indemnified Party will not, without the Indemnifying Party's written consent, settle or compromise any action, suit or proceeding in any manner that (A) involves the sale, forfeiture or loss of, or the creation of any Lien on, any property of such Indemnifying Party or (B) involves equitable remedies against the Indemnifying Party or any of its Affiliates.
      Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Agreement with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 11.4(c) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 11.4(c), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

            (d) If an Indemnified Party has a claim against an Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party will transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim, and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice will be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute will be resolved by litigation in an appropriate court of competent jurisdiction.

            (e) Neither the Cable Partners nor MajorCo will be obligated to make any payment of indemnity under this Agreement except pursuant to the procedures set forth in this Article XI. Payments of all amounts owing by the Indemnifying Party pursuant to Sections 11.4(b) and (c) will be made within ten (10) days after (A) if the Indemnifying Party gives the notice contemplated by Section 11.4(a) stating that it does not dispute its liability hereunder or fails to give the notice contemplated by Section 11.4(a) within the Election Period, (i) the effective date of a settlement of the Third Party Claim or (ii) the date an adjudication of such Third Party Claim becomes final and nonappealable, as the case may be, or (B) if the Indemnifying Party does give the notice contemplated by Section 11.4(a) that it disputes its liability hereunder, (i) the date an adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement becomes final and nonappealable or (ii) the effective date of a settlement between the Indemnifying Party and the Indemnified Party as to such liability, as the case may be. Payments of all amounts owing by the Indemnifying Party pursuant to Section 11.4(d) will be made within ten
      (10) days after (X) if the Indemnifying Party has disputed the relevant claim, (i) the date an adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement becomes final and nonappealable or (ii) the effective date of a settlement between the Indemnifying Party and the Indemnified Party as to the Indemnifying Party's liability under this Agreement, as the case may be, or (Y), if the relevant claim has not been disputed by the Indemnifying Party, the expiration of the sixty (60) day Indemnity Notice period.

            (f) The failure by a party to give a notice required pursuant to this Section 11.4 shall not relieve the other party or parties of its obligations under this Section 11.4 or result in the loss of any rights of such party under this Section 11.4, except to the extent that such failure results in the failure of such other party or parties to receive actual notice of the events or circumstances giving rise to such notice requirement and such other party or parties are damaged solely as a result of the failure of such party to give such notice, and then only to the extent of such damage.

            (g) Notwithstanding anything in this Section 11.4 to the contrary, all obligations of the Cable Partners to make any payment in respect of any MajorCo Indemnified Loss from Basket Claims shall be subject to the Basket Limitation and the Cap Limitation.

            Section 11.5. Acknowledgment of the Parties. Each of the parties hereto expressly agrees and acknowledges that after each applicable Closing, such party's sole and exclusive remedies with respect to any and all claims under this Agreement shall be pursuant to (i) Section 2.6 (subject to clause
(ii) of the penultimate sentence of Section 11.3), with respect to the matters addressed in the Final Closing Certificate delivered pursuant thereto, or (ii)
Article XI, with respect to all other matters.

            Section 11.6. Limitation on Obligation to Indemnify. Notwithstanding any other provision of this Agreement, except as otherwise agreed in good faith by all of the Cable Partners no Cable Partner shall be liable or bear responsibility for any portion of a MajorCo Indemnified Loss (other than any MajorCo Indemnified Loss arising out of an inaccuracy in the statements with respect to such Cable Partner in Article III of Schedule 11.2) for more than a percentage of the total amount of any such MajorCo Indemnified Loss incurred with respect to a Teleport Entity equal to such Cable Partner's Contribution Percentage of such Teleport Entity. In the event that any Cable Partner shall be required, other than by reason of such Cable Partner's gross negligence, fraud or willful misconduct, to pay, discharge or otherwise bear responsibility for any amount of any MajorCo Indemnified Loss (other than any MajorCo Indemnified Loss arising out of an inaccuracy in the statements with respect to such Cable Partner in Article III of Schedule 11.2) pursuant to this Article XI in excess of such Cable Partner's proportionate share thereof, the other Cable Partners hereby agree to indemnify, hold harmless and reimburse such Cable Partner against and for such other Cable Partners' share of such excess. It is the intention of the Cable Partners that, following the operation of this Section, each Cable Partner will have borne exactly its proportionate share (determined as provided in the first sentence of this Section) of the MajorCo Indemnified Loss at issue. Notwithstanding the foregoing, MajorCo will be permitted to give notice of a claim pursuant to
Section 11.2 in an aggregate amount against all of the Cable Partners, and it will be the responsibility of the Cable Partners to determine the relative liability of the Cable Partners among themselves with respect to each such claim. Any such determination made by the Cable Partners in accordance with this Section 11.6 shall be binding on MajorCo.

            Section 11.7. Allocation of Benefits of Basket. In the event that one or more of the Cable Partners is required to make an indemnification payment pursuant to this Article XI (other than in respect of a Non-Basket Claim), then following the resolution of all claims for indemnification made by MajorCo pursuant to this Article XI (but after giving effect to Section 11.6) each Cable Partner against whom a claim for indemnification has been made agrees to indemnify, hold harmless and reimburse each other Cable Partner that has made such a payment so that the relative dollar amounts of the aggregate indemnification payments made by each such Cable Partner (other than in respect of Non-Basket Claims) pursuant to this Article XI are directly proportional to the relative dollar amount of the aggregate indemnification claims made against each Cable Partner (excluding Non-Basket Claims) pursuant to this Article XI.


                                  ARTICLE XII

                                 MISCELLANEOUS

            Section 12.1. Notices. Except as expressly provided herein, all notices, consents, waivers and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile transmission (with acknowledgment received), charges prepaid and addressed to the intended recipient as follows, or to such other address or number as such Person may from time to time specify by like notice to the parties:

            (a) If to TCI:

                TCI Network Services
                c/o TCI Network, Inc.
                5619 DTC Parkway
                Englewood, Colorado  80111
                Telecopy:    (303) 488-3200
                Attention:   President

                with copies to:

                Baker & Botts, L.L.P.
                885 Third Avenue
                New York, New York 10022-4834
                Telecopy:   (212) 705-5125
                Attention:  Elizabeth M. Markowski, Esq.

                with an additional copy to:

                Tele-Communications, Inc.
                5619 DTC Parkway
                Englewood, Colorado  80111
                Telecopy:   (303) 488-3245
                Attention:  General Counsel


            (b) If to Cox:

                Cox Telephony Partnership
                1400 Lake Hearn Drive
                Atlanta, Georgia  30319-1464
                Telecopy:   (404) 843-5142
                Attention:  John R. Dillon

                with a copy to:

                Dow, Lohnes & Albertson
                1255 23rd Street, N.W.
                Washington, D.C.  20037
                Telecopy:   (202) 857-2900
                Attention:  Leonard J. Baxt

            (c) If to Comcast:

                Comcast Telephony Services
                1500 Market Street
                Philadelphia, Pennsylvania  19102-2148
                Telecopy:   (215) 981-7794
                Attention:  General Counsel

                with a copy to:

                Davis Polk & Wardwell
                450 Lexington Avenue
                New York, New York  10017
                Telecopy:   (212) 450-4800
                Attention:  Mr. Dennis S. Hersch

            (d) If to MajorCo or NewTelco, to it at

                9221 Ward Parkway
                Suite 100
                Kansas City, Missouri  64114
                Telecopy:   (913) 624-6897
                Attention:  Chief Executive Officer

                with a copy to:

                Sprint Spectrum, L.P.
                2330 Shawnee Mission Parkway
                Westwood, Kansas  66205
                Telecopy:   (913) 624-2256
                Attention:  Corporate Secretary

                with an additional copy to:

                Sprint Corporation
                2330 Shawnee Mission Parkway
                Westwood, Kansas  66205
                Telecopy:   (913) 624-8426
                Attention:  General Counsel

Any party may from time to time specify a different address for notices by like notice to the other parties. All notices and other communications given to a Person in accordance with the provisions of this Agreement shall be deemed to have been given and received (i) four (4) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested, (ii) when delivered by hand or transmitted by facsimile (with acknowledgment received and, in the case of a facsimile only, a copy of such notice is sent no later than the next Business Day by a reliable overnight courier service, with acknowledgment of receipt) or (iii) one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

            Section 12.2. Binding Effect. Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted transferees, and permitted assigns.

            Section 12.3. Construction. This Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.

            Section 12.4. Expenses. Except as specifically contemplated by Sections 2.6 and 6.4 of this Agreement, whether or not the transactions contemplated hereby are consummated each of the parties shall bear the fees and expenses relating to its compliance with the various provisions of this Agreement, and each of the parties agrees to pay all of its own expenses (including all legal and accounting fees) incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparation made for carrying the same into effect. Each Cable Partner agrees, severally and not jointly, to reimburse, pro rata in proportion to such Cable Partner's Contribution Percentage with respect to the applicable Teleport Entity and promptly following the incurrence thereof, all transaction costs and expenses incurred by a Teleport Entity in connection with the Continental Redemption Transaction or the transactions contemplated by
Section 5.3.

            Section 12.5. Table of Contents; Headings. The table of contents and section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement.

            Section 12.6. Governing Law. The validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties shall be governed by the internal laws of the State of New York without regard to principles of conflict of laws.

            Section 12.7. Severability.Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal, invalid or unenforceable for any reason whatsoever, that term or provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and such illegality, invalidity or unenforceability shall not affect the validity, legality or enforceability of the remainder of this Agreement. If necessary to effect the intent of the parties hereto, the parties hereto will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

            Section 12.8. Amendments. This Agreement may be modified or amended only by a written amendment signed by Persons authorized to so bind each party hereto.

            Section 12.9. Entire Agreement. The provisions of this Agreement and the MajorCo Partnership Agreement set forth the entire agreement and understanding between the parties hereto as to the subject matter hereof and supersede all prior agreements, oral or written, and other communications between the parties hereto relating to the subject matter hereof.

            Section 12.10. Confidentiality. Each party hereto agrees that, with respect to any nonpublic information obtained in connection with this Agreement or the transactions contemplated hereunder, the use or treatment of such information shall be fully subject to the terms and provisions of Section
6.7 of the MajorCo Partnership Agreement.

            Section 12.11. Assignment. No party shall assign any of its rights under this Agreement or delegate its duties hereunder unless it obtains the prior written consent of the other parties hereto, which consent may be withheld at such party's absolute discretion. Notwithstanding the immediately preceding sentence, (i) any party may assign its rights (but not its obligations) under this Agreement to any Controlled Affiliate and (ii) any Cable Partner may assign its rights and obligations under this Agreement in connection with a Permitted Transaction (as defined in the MajorCo Partnership Agreement) involving the transfer of such Cable Partner's and its Controlled Affiliates' entire direct and indirect interest in the Teleport Entities and in MajorCo; provided, that in the case of any such Permitted Transaction the Parent of such transferee assumes the obligations of the Parent of such transferor pursuant to Section 12.17.

            Section 12.12. Waivers; Remedies. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party or parties entitled to enforce such term, but any such waiver shall be effective only if in a writing signed by the party or parties against which such waiver is to be asserted. Except as otherwise provided herein, no failure or delay of any party hereto in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

            Section 12.13. Consent to Jurisdiction; Specific Performance. (a) Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court sitting in the County of New York or any Federal court of the United States of America sitting in the Southern District of New York, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.

            (b) Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State court sitting in the County of New York or any Federal court sitting in the Southern District of New York. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and further waives the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party.

            (c) Each party hereto irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this Agreement; provided that such service shall be deemed to have been given only when actually received by such party. Nothing in this Agreement shall affect the right of a party to serve process in any other manner permitted by law.

            (d) Each party hereto agrees with the other parties that the other parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in addition to any other remedy to which the nonbreaching parties may be entitled, at law or in equity, the nonbreaching parties shall be entitled to injunctive relief to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof.

            Section 12.14. Waiver of Jury Trial. Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

            Section 12.15. Further Assurances. Upon reasonable request from time to time, each party hereto shall execute, acknowledge and deliver any documents and perform all further acts that may be reasonably necessary, appropriate or desirable to carry out the intent and purposes of this Agreement.

            Section 12.16. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

            Section 12.17. Limited Covenant of Cable Partners' Parents. Subject to the terms and conditions of this Agreement, each of TCI Parent, Comcast Parent and Cox Parent hereby covenants that, unless and until there has been a Permitted Transaction involving its and its respective Controlled Affiliates' interest in MajorCo and the Teleport Entities described in clause
(ii) of Section 12.11, it shall cause its Controlled Affiliates to make the transfers to NewTelco contemplated by Sections 2.1, 2.2, or 2.3, respectively, it being expressly agreed and understood by the parties hereto that such covenant does not extend to any other covenant or obligation set forth in this Agreement.

            Section 12.18. Limitation on Rights of Others. Nothing in this Agreement, whether express or implied, shall be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                    TCI NETWORK SERVICES

                                    By: TCI NETWORK, INC., as General Partner


                                    By: /s/ Gerald W. Gaines
                                        ----------------------------------
                                        Name:  Gerald Gaines
                                        Title: President



                                    COMCAST TELEPHONY SERVICES

                                    By: COMCAST TELEPHONY SERVICES, INC.,
                                        as General Partner

                                    By: /s/ Lawrence S. Smith
                                        ----------------------------------
                                        Name:  Lawrence S. Smith
                                        Title: Senior Vice President



                                    COX TELEPHONY PARTNERSHIP

                                    By: COX COMMUNICATIONS WIRELESS, INC., as
                                        Managing General Partner


                                    By: /s/ David M. Woodrow
                                        ----------------------------------
                                        Name:  David Woodrow
                                        Title: Vice President



                                    MAJORCO, L.P.

                                    By: Sprint Spectrum, L.P.
                                        as a General Partner

                                    By: /s/ Don A. Jensen
                                        ----------------------------------
                                        Don A. Jensen
                                        Vice President



                                    NEWTELCO, L.P.

                                    By: MajorCo Sub, L.P.
                                        as General Partner
                                          By MajorCo, L.P., as General Partner
                                          By  Sprint Spectrum, L.P.
                                          as General Partner

                                    By  /s/ Don A. Jensen
                                        ----------------------------------
                                        Don A. Jensen
                                        Vice President



                                    AGREED AND ACCEPTED as to Section 12.10
                                    only:


                                    SPRINT SPECTRUM, L.P.

                                    By: U.S. TELECOM, INC., as General Partner

                                    By: /s/ Don A. Jensen
                                        ----------------------------------
                                        Name:  Don A. Jensen
                                        Title: Vice President



                                    AGREED AND ACCEPTED by each of the
                                        following as to Section 12.17 only:


                                    TELE-COMMUNICATIONS, INC.


                                    By: /s/ Stephen M. Brett
                                        ----------------------------------
                                        Name:  Stephen M. Brett
                                        Title: Executive Vice President



                                    COMCAST CORPORATION

                                    By: /s/ Lawrence S. Smith
                                        ----------------------------------
                                        Name:  Lawrence S. Smith
                                        Title: Senior Vice President



                                    COX COMMUNICATIONS, INC.


                                    By: /s/ David M. Woodrow
                                        ----------------------------------
                                        Name:  David M. Woodrow
                                        Title: Senior Vice President